                                   EXHIBIT 2.2

                             CONTRIBUTION AGREEMENT

                           DATED AS OF MARCH 17, 1998

                                  BY AND AMONG

                 PATRIOT AMERICAN HOSPITALITY PARTNERSHIP, L.P.,

            PATRIOT AMERICAN HOSPITALITY OPERATING PARTNERSHIP, L.P.,

                       PATRIOT AMERICAN HOSPITALITY, INC.,

                          WYNDHAM INTERNATIONAL, INC.,

                             SF HOTEL COMPANY, L.P.

                                       AND

                                   THE PARTIES

                         IDENTIFIED ON EXHIBIT A HERETO

                                TABLE OF CONTENTS

                                                                                   Page
Section 1.        Definitions.........................................................2

Section 2.        Basic Transaction...................................................7
         (a)      Management Deposit; Contributed Interests...........................7
         (b)      Base Acquisition Consideration......................................7
         (c)      Reimbursement of Site Advances......................................8
         (d)      Development Payment................................................11
         (e)      Adjustment Consideration...........................................11
         (f)      Contingent Consideration...........................................12
         (g)      Post-Closing Fee Payments..........................................19
         (h)      Post-Closing Payment with respect to Leased Hotels.................20
         (i)      SFHC Partners' Representative......................................21

Section 3.        Closing of the Transaction.........................................23

Section 4.        Conditions to Obligation of Buyer..................................24
         (a)      Representations and Warranties.....................................24
         (b)      Performance of Covenants...........................................24
         (c)      Consents...........................................................24
         (d)      HSR Act............................................................24
         (e)      Absence of Litigation..............................................24
         (f)      Compliance with Applicable Laws....................................25
         (g)      SFHC Closing Deliveries............................................25
         (h)      No Material Adverse Change to SFHC.................................26

Section 5.        Conditions to Obligation of SFHC and SFHC Partners.................26
         (a)      Representations and Warranties.....................................26
         (b)      Performance of Covenants...........................................26
         (c)      HSR Act............................................................26
         (d)      Absence of Litigation..............................................26
         (e)      Compliance with Applicable Laws....................................26
         (f)      Consents...........................................................27
         (g)      Buyer's Closing Deliveries.........................................27
         (h)      No Material Adverse Change to Buyer................................27
         (i)      Consummation of Cramer Transactions................................27

Section 6.        Representations and Warranties of SFHC.............................28
         (a)      Organization of SFHC and its Affiliates............................28
         (b)      Authorization of Transaction.......................................28
         (c)      Noncontravention; Consents.........................................29
         (d)      Capitalization of SFHC and its Affiliates..........................30
         (e)      Brokers' Fees......................................................30

                                       (i)

                                                                                   Page
         (f)      Subsidiaries and Investments.......................................30
         (g)      Financial Statements...............................................31
         (h)      Events Subsequent to the Financial Statements......................31
         (i)      Legal Compliance...................................................33
         (j)      Leased Properties..................................................33
         (k)      Title..............................................................34
         (l)      Condition of Assets................................................34
         (m)      Tax Matters........................................................34
         (n)      Intellectual Property..............................................36
         (o)      Contracts and Commitments..........................................37
         (p)      Insurance; Banking Relations.......................................39
         (q)      Litigation; Proceedings............................................40
         (r)      Licenses...........................................................40
         (s)      Employees..........................................................40
         (t)      Employee Benefits..................................................41
         (u)      Environment, Health and Safety.....................................42
         (v)      Insider Interests..................................................43
         (w)      Designated Properties Formula......................................43
         (x)      Disclosure.........................................................43

Section 7.        Representations and Warranties of Buyer............................43
         (a)      Organization of Buyer and Certain Affiliates.......................43
         (b)      Authorization of Transaction.......................................44
         (c)      Noncontravention...................................................44
         (d)      Status of the Partnership Agreement................................44
         (e)      No Litigation; Proceedings.........................................45
         (f)      Units..............................................................45
         (g)      SEC Reports........................................................45
         (h)      Partnership Admission Agreements...................................46
         (i)      Financial Statements...............................................46
         (j)      German Law Compliance..............................................47

Section 8.        Pre-Closing Covenants..............................................47
         (a)      Affirmative Covenants of SFHC......................................47
         (b)      Negative Covenants of SFHC.........................................49
         (c)      Affirmative Covenants of Buyer.....................................51
         (d)      Negative Covenant of Buyer.........................................51

Section 9.        Survival...........................................................52

                                      (ii)

                                                                                   Page
Section 10.       Additional Agreements..............................................52
         (a)      Mutual Assistance and Records......................................52
         (b)      Transaction Expenses...............................................52
         (c)      Certain Taxes......................................................53
         (d)      Further Assurances.................................................53
         (e)      Litigation Support.................................................53
         (f)      Confidentiality; Press Release.....................................54
         (g)      Board Representation...............................................54
         (h)      Employment Matters.................................................54
         (i)      Consulting Matters.................................................55
         (j)      Carried Interest Payments..........................................55
         (k)      Registration Rights................................................55
         (l)      Partnership Admission Agreements...................................55
         (m)      Exclusivity........................................................56
         (n)      Wichita Lease Agreement............................................56
         (o)      Compliance with German Law.........................................56
         (p)      Agreement to Hold Certain Assets ..................................56
         (q)      Hanover Expansion Payment..........................................58
         (r)      Notification of Proposed Sale......................................58
         (s)      Geographical Restriction on Competition............................58
         (t)      Tax Basis Letters..................................................58

Section 11.       Termination; Effect of Termination.................................59
         (a)      Termination........................................................59
         (b)      Effect of Termination..............................................60
         (c)      Good Faith Discussions.............................................61

Section 12.       Miscellaneous......................................................61
         (a)      No Third Party Beneficiaries.......................................61
         (b)      Entire Agreement...................................................61
         (c)      Successors and Assigns.............................................61
         (d)      Counterparts.......................................................62
         (e)      Severability.......................................................62
         (f)      Captions...........................................................62
         (g)      Notices............................................................62
         (h)      Governing Law; Venue...............................................64
         (i)      Attorneys' Fees....................................................64
         (j)      Amendments and Waivers.............................................64
         (k)      Knowledge of Persons Attributable to SFHC..........................64
         (l)      Knowledge of Persons Attributable to Buyer.........................65
         (m)      Obligations of Patriot REIT and Wyndham International, Inc.........65
         (n)      Construction.......................................................65

                                      (iii)

                                    SCHEDULES

SFHC Disclosure Schedule
Buyer Disclosure Schedule

                                    EXHIBITS

Exhibit 1.1                -        Contract Properties
Exhibit 1.2                -        Reorganization Transactions
Exhibit 1.3                -        Innkeepers Properties
Exhibits 2(b)(i)-1
  and 2(b)(i)-2            -        Partnership Admission Agreements
Exhibit 2(c)(i)(A)         -        Approved Properties
Exhibit 2(c)(i)(B)         -        Other Site Advance Properties
Exhibit 2(f)(i)            -        Designated Properties
Exhibit 2(f)(iii)          -        Hard Costs of Development Property
Exhibit 4(g)(ii)           -        Assignment and Assumption Agreement
Exhibit 10(h)(i)-1         -        Term Sheet Relating to Employment Agreement -1
Exhibit 10(h)(i)-2         -        Term Sheet Relating to Employment Agreement -2
Exhibit 10(i)              -        Consulting Agreement
Exhibit 10(j)              -        Carried Interest Payments Agreement
Exhibit 10(k)-1            -        Form of Registration Rights Agreement -1 (OP Unit Version)
Exhibit 10(k)-2            -        Form of Registration Rights Agreement -2 (Paired Shares Version)
Exhibit 10(n)              -        Term Sheet Relating to Wichita Lease Agreement
Exhibit 10(s)-1            -        Summerfield Geographic Restrictions
Exhibit 10(s)-2            -        Sierra Geographic Restrictions

                                     (iv)

                             CONTRIBUTION AGREEMENT

         THIS CONTRIBUTION AGREEMENT (this "Agreement") is made and entered into as of March 17, 1998, by and among Patriot American Hospitality Partnership, L.P., a Delaware limited partnership ("Buyer"), Patriot American Hospitality Operating Partnership, L.P. (the "Operating Partnership"), Patriot American Hospitality, Inc., a Delaware corporation ("Patriot REIT"), Wyndham International, Inc., a Delaware corporation, SF Hotel Company, L.P., a Kansas limited partnership ("SFHC"), and the individuals and other entities listed on the signature pages hereto (collectively referred to as the "SFHC Partners" and individually as a "SFHC Partner").

         WHEREAS, the SFHC Partners will own, as of the Closing Date (as defined below), of record and beneficially, all of the partnership interests of SFHC (such partnership interests being referred to herein collectively as the "Contributed Interests");

         WHEREAS, subject to the terms and conditions set forth in this Agreement, each SFHC Partner desires to contribute to Buyer all of its Contributed Interest held immediately prior to the Closing (as defined below);

         WHEREAS, Buyer desires to accept such contribution from each SFHC Partner and, among other things, issue thereto units of limited partnership interest of Buyer ("Units") and pay thereto certain cash consideration described herein, in consideration thereof;

         WHEREAS, prior to or contemporaneously with the execution and delivery of this Agreement, fifteen limited partnerships affiliated with SFHC have executed and delivered to Buyer Purchase and Sale Agreements dated as of March 17, 1998 (the "Shimizu Partnership Hotel Sale Agreements") pursuant to which they are to sell and transfer to Hospitality Properties Trust ("HPT") certain real property assets which are to be leased by HPT to Summerfield HPT Lease Company, L.P. (the transactions pursuant to which such real property assets are to be leased by HPT to Summerfield HPT Lease Company, L.P. being referred to herein as the "HPT Lease Transaction");

         WHEREAS, prior to the execution and delivery of this Agreement, certain limited partnerships affiliated with SFHC have executed and delivered to Buyer the Cramer Agreements (as defined below) pursuant to which they are to sell and transfer to Buyer or to Buyer's assignee certain real property assets;

         WHEREAS, prior to the Closing, SFHC will effect the Reorganization Transactions and the Excluded Asset Distribution Transactions (each as defined below); and

         WHEREAS, simultaneous with the Closing, the SFHC Partners will enter into the Partnership Admission Agreements (as defined below) with Buyer and the Operating Partnership, respectively, in accordance with the terms hereof;

         NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, Buyer, SFHC and each SFHC Partner (each a "Party" and collectively, the "Parties"), intending to be legally bound, agree as follows:

         Section 1. Definitions. The following definitions shall be applied to the capitalized terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

         "Affiliate", with respect to Buyer or any other Patriot/Wyndham Entity (as defined below), has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended and, with respect to SFHC, means an entity controlled by SFHC.

         "Applicable Laws" mean any applicable building, zoning, subdivision, Environmental, Health and Safety Laws or other governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any Government Entity.

         "Assumed Liabilities" mean the liabilities being assumed by Summerfield Associates, L.P. pursuant to the Assignment and Assumption Agreement.

         "Business" means SFHC's hotel management business and brand names.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Contemplated Transactions" mean the Reorganization Transactions and the transfer of the Contributed Interests by the SFHC Partners to Buyer at the Closing.

         "Contract Properties" mean collectively the parcels of real estate described in Exhibit 1.1 hereto, together with any improvements thereon.

         "Cramer Agreements" mean (i) those certain Agreements of Purchase and Sale of even date herewith, pursuant to which Denver South Summerfield Associates, L.P., Hanover Summerfield Suites Associates, L.P., Hanover South Summerfield Suites, L.P. and Waltham Summerfield Associates, L.P. are to sell and transfer to Buyer or to Buyer's assignee certain real property assets (the "Cramer Partnership Hotel Sale Agreements"), and (ii) that certain letter agreement of even date herewith relating to the transactions pursuant to which the partnership interests in said limited partnership may be transferred to SFHC.

         "Development Agreements" mean with respect to the Contract Properties and Development Properties (as defined below), the agreements entered into by the respective owners thereof and Summerfield Suites Development Company, L.P., providing for the development of the sites thereof.

         "Employee Pension Benefit Plan" shall have the meaning set forth in
Section 3(2) of ERISA.

         "Employee Welfare Benefit Plan" shall have the meaning set forth in
Section 3(l) of ERISA.

         "Environmental, Health and Safety Laws" means all laws, rules and regulations of Government Entities and other requirements having the force or effect of law relating to or imposing liability or standards of conduct concerning pollution or protection of the environment, public health and safety, or employee health and safety, and all judgments, orders and decrees of Government Entities having the force and effect of law issued or promulgated thereunder, and all related common law theories, including the Comprehensive Environmental Response, Compensations and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Assets" means the assets being transferred from SFHC to Summerfield Associates, L.P. pursuant to the Assignment and Assumption Agreement (as defined below).

         "Excluded Asset Distribution Transactions" mean (i) the transactions described in the Assignment and Assumption Agreement and (ii) the distribution by SFHC to the SFHC Partners of the limited partnership interests in Summerfield Associates, L.P.

         "FIRPTA Certificate" means an affidavit in the form prescribed by Treasury Regulations Section 1.1445-2(b)(2)(iii)(B) that such Person is not a foreign person.

         "GAAP" means United States generally accepted accounting principles.

         "Government Entity" means the United States of America or any other nation, any state, county, municipal or other political subdivision thereof, or any governmental or quasi-governmental agency, department, commission, board, bureau, office, instrumentality or any entity exercising executive, legislative, regulatory or administrative functions of government.

         "Innkeepers Properties" means collectively all of the properties described at Nos. 1 through 9 in Exhibit 1.3 attached hereto.

         "Intellectual Property" means (i) all inventions (whether or not patentable or reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof, (ii) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, Internet domain names and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith,

(iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets and confidential business information, (v) all computer software, (vi) all other proprietary rights, and (vii) all copies and tangible embodiments thereof.

         "Interstate Acquisition" means the acquisition by Buyer or an Affiliate of Buyer (by merger or otherwise) of Interstate Hotels Company.

         "Interstate Acquisition Date" means the date on which the Interstate Acquisition is consummated.

         "Licenses" means all licenses, permits and approvals required by any Government Entity, held by SFHC and in force on the Closing Date (immediately after the completion of the Reorganization Transactions and the Excluded Asset Distribution Transactions) with respect to the construction, ownership, operation, leasing, maintenance, or use of the Innkeepers Properties or the Contract Properties.

         "Lien" means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge or encumbrance.

         "Management Agreements" mean all management agreements in effect as of the date of this Agreement to which Summerfield Suites Management Company, L.P. is a party, pursuant to which Summerfield Suites Management Company, L.P. manages hotels.

         "Master Lease" means the Lease Master Agreement (undated) by and between Innkeepers Summerfield General, L.P., Innkeepers Summerfield Mt. Laurel, L.P. and Innkeepers Sunrise Tinton Falls, L.P. and Summerfield Suites Lease Company, L.P.

         "Material Adverse Effect on Buyer" means any effect that is materially adverse to the financial condition or results of operations of Buyer and its subsidiaries taken as a whole; provided, however, that (i) any adverse effect arising from or relating to general business or economic conditions shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "Material Adverse Effect on Buyer," (ii) any adverse effect arising from or relating to conditions affecting the lodging or hospitality industry generally shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "Material Adverse Effect on Buyer," and (iii) any adverse effect arising from or relating to the Reorganization Transactions, the Excluded Asset Distribution Transactions or the taking of any action contemplated or permitted by this Agreement or any of the other Transaction Documents shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "Material Adverse Effect on Buyer."

         "Material Adverse Effect on SFHC" means any effect that is materially adverse to the financial condition or results of operations of the management business, the development business, the leasing business and the hotel business of SFHC and its Affiliates taken as a whole; provided, however, that (i) any adverse effect arising from or relating to general business or economic conditions shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "Material Adverse Effect on SFHC," (ii) any adverse effect arising from or relating to conditions affecting the lodging or hospitality industry generally shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "Material Adverse Effect on SFHC," (iii) any adverse effect arising from or relating to the announcement or pendency of any of the transactions contemplated by this Agreement or any of the other Transaction Documents shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "Material Adverse Effect on SFHC," and (iv) any adverse effect arising from or relating to the Reorganization Transactions, the Excluded Asset Distribution Transactions, the transactions contemplated by the Cramer Agreements and the Shimizu Partnership Hotel Sale Agreements, the HPT Lease Transactions or the taking of any action contemplated or permitted by this Agreement or any of the other Transaction Documents shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "Material Adverse Effect on SFHC."

         "Multiemployer Plan" shall have the meaning set forth in Section 3(37) of ERISA.

         "Occupancy Agreements" mean all leases, concession or occupancy agreements, if any, binding upon SFHC and in effect as of the date of this Agreement with respect to any hotel under which any commercial tenants (other than hotel guests) or concessionaires occupy space in such hotel.

         "Operating Agreements" means collectively all management, service, supply and maintenance contracts, if any, binding upon SFHC as of the date of this Agreement and in effect with respect to any real property (and improvements) and all other contracts (other than the Development Agreements, the Occupancy Agreements, and the Management Agreements) that are binding on SFHC as of the date of this Agreement and that affect any real property (and improvements) or are otherwise related to the construction, ownership, operation, occupancy or maintenance of any hotel.

         "Paired Shares" means the shares of common stock of Patriot REIT and Wyndham International, Inc. that trade together on the New York Stock Exchange.

         "Patriot/Wyndham Entity" means any of Patriot REIT, Wyndham International, Inc., Buyer and the Operating Partnership (collectively, the "Patriot/Wyndham Entities").

         "Percentage Leases" mean the leases as more particularly defined in the Master Lease.

         "Permitted Lien" means any Lien (i) relating to or created, arising or existing in connection with any Tax or other governmental charge or levy not yet due or (ii) that does not materially detract from the value, or does not materially interfere with the present or continued use, of the asset or property to which it relates, or does not otherwise materially impair the Business.

         "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Government Entity.

         "Prohibited Transaction" has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

         "Purchase Agreements" mean the contracts, agreements, or letters of intent pursuant to which SFHC or an Affiliate of SFHC is entitled to acquire the Contract Properties.

         "Reorganization Transactions" mean the transactions to be effected by SFHC and its Affiliates prior to the Closing, substantially in accordance with the terms set forth in Exhibit 1.2 hereto, for the purpose of causing the assets and liabilities of Summerfield Suites Management Company, L.P., Summerfield Suites Development Company, L.P., Summerfield Construction Company, L.C. and Summerfield Suites Lease Company, L.P., to be transferred to SFHC.

         "Specified Representations of Buyer" mean the representations and warranties of Buyer contained in the first sentence of Section 7(c).

         "Specified Representations of SFHC" mean the representations and warranties of SFHC contained in Section 6(c)(i), Section 6(i), the third sentence of Section 6(o) and Section 6(s)(i).

         "Tangible Personal Property" means the items of tangible personal property consisting of all furniture, fixtures, equipment, machinery and other personal property of every kind and nature (but expressly excluding cash-on-hand and petty cash funds) owned by SFHC on the Closing Date (following the completion of the Reorganization Transactions and the Excluded Asset Distribution Transactions).

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, in each case required to be filed with any Government Entity.

         The "Twenty-Day Average Stock Price" for any period of 20 consecutive trading days shall be the average of the closing sales prices of Paired Shares on the New York Stock Exchange (as reported in The Wall Street Journal) for such 20 consecutive trading days.

         "Transaction Documents" means this Agreement and all other agreements, instruments, certificates and other documents required to be entered into or delivered pursuant to this Agreement by Buyer or an Affiliate on the one hand, and SFHC or an Affiliate on the other hand, in connection with the transactions contemplated to be consummated by any of the foregoing.

         Section 2. Basic Transaction

                  (a) Management Deposit; Contributed Interests

                        (i) Management Deposit. Buyer has delivered to SFHC as of the execution of this Agreement a demand promissory note that matures on April 9, 1998 in the principal amount of $13 million (the principal amount actually paid to SFHC pursuant to said promissory note being referred to herein as the "Management Deposit"). Buyer's obligations under said promissory note are secured by an irrevocable standby letter of credit in favor of SFHC to be issued no later than three days after the date hereof. All fees payable to the issuer of such letter of credit for such letter of credit shall be paid by the SFHC Partners at the time of issuance. The Management Deposit shall be nonrefundable; provided, however, that: (A) if the Closing occurs, then the amount of the Management Deposit (to the extent previously received by SFHC in cash) shall be credited against the Cash Consideration payable pursuant to Section 2(b)(i); and (B) the Management Deposit shall (to the extent previously received by SFHC in cash) be returned to Buyer under the specific circumstances set forth in the last sentence of Section 11(b) but not under any other circumstances.

                        (ii) Contributed Interests. On and subject to the terms and conditions of this Agreement, at the Closing (as defined below), for the consideration specified in this Section 2, each SFHC Partner agrees to contribute and deliver or cause to be delivered to Buyer, and Buyer agrees to accept in exchange for the consideration set forth herein, the Contributed Interest owned by such SFHC Partner as of the Closing, free and clear of any and all Liens.

                  (b) Base Acquisition Consideration.

                        (i) The consideration to be delivered at the Closing by Buyer to the SFHC Partners' Representative (as defined below) (as agent for the SFHC Partners) shall consist of: (A) 3,157,172 Units in the aggregate; (B) $100 million payable in immediately available funds (the "Cash Consideration"); and (C) a promissory note in the principal amount of $4.6 million (the "Promissory Note Consideration"). Simultaneously with the Closing, each SFHC Partner and the respective general partners of Buyer and the Operating Partnership will execute and deliver the Partnership Admission Agreements in the forms of Exhibits 2(b)(i)-1 and 2(b)(i)-2 hereto (each, a "Partnership Admission Agreement"). Pursuant to the Partnership Admission Agreement with the Operating Partnership, the SFHC Partners' Representative will cause the Promissory Note Consideration to be contributed to the Operating Partnership in exchange for the delivery to the SFHC Partners' Representative (as agent for the SFHC Partners) of a number of its units of limited partnership interest in the Operating Partnership (each an "Operating Unit") equal to the number of Units issued in accordance with clause "(A)" of the first sentence of this Section 2(b)(i).

                        (ii) Notwithstanding anything to the contrary contained in this Agreement, the SFHC Partners' Representative may (by notifying Buyer not less than two business days prior to the Scheduled Closing
         Time) elect to receive any number of Paired Shares (up to a maximum of 1,000,000 Paired Shares) at the Closing in lieu of receiving a like number of Units and Operating Units pursuant to Section 2(b)(i). If the SFHC Partners' Representative so elects, then Buyer shall cause the designated number of Paired Shares to be issued and delivered to the SFHC Partners' Representative at the Closing.

                  (c) Reimbursement of Site Advances.

                        (i) For purposes of this Section 2(c), the following terms shall have the following respective meanings:

                              (A) "Approved Properties" shall mean the properties identified on Exhibit 2(c)(i)(A).

                              (B) "Other Site Advance Properties" shall mean the properties identified on Exhibit 2(c)(i)(B).

                              (C) The "Closing Date Site Advance Reimbursement Amount" shall be equal to the amount determined by SFHC to represent the aggregate dollar amount of all "Site Advances" of SFHC and its Affiliates as of the close of business on the day immediately preceding the Closing Date with respect to all of the Approved Properties (which amount shall be set forth on a statement (the "Site Advance Statement") to be delivered by SFHC to Buyer immediately prior to the Closing); provided, however, that in no event shall the Closing Date Site Advance Reimbursement Amount exceed the applicable amount set forth on Exhibit 2(c)(i)(C). The Closing Date Site Advance Reimbursement Amount shall be determined by SFHC in a manner consistent with the past accounting practices of SFHC and shall not include any amounts which represent costs that may not be capitalized under GAAP. The parties acknowledge that the aggregate dollar amount of all "Site Advances" as of the day immediately preceding the date of this Agreement of SFHC and its Affiliates for all of the Approved Properties is $1,196,650.19. Buyer shall not be permitted to dispute or object to SFHC's determination of the Closing Date Site Advance Reimbursement Amount (as set forth on the Site Advance Statement), except on the grounds that such determination was not made in a manner consistent with the past accounting practices of SFHC, in accordance with GAAP, or in accordance with the provisions of this Section 2(c).

                              (D) The "Site Advance Reimbursement Amount" for each Other Site Advance Property shall be equal to the amount mutually agreed to by the Parties to represent the aggregate dollar amount of all "Site Advances" of SFHC and its Affiliates as of the close of business on the day immediately preceding the Closing Date with respect to such Other Site Advance Property (which amount shall be set forth on the Site Advance Statement); provided, however, that in no event shall the Site Advance Reimbursement Amount exceed the sum of (i) $78,759.35 (the aggregate dollar amount of all "Site Advances" for Other Site Advance Properties as of the day immediately preceding the date of this Agreement as set forth on Exhibit 2(c)(i)(B) hereto) and (ii) any "Site Advances" for Other Site Advance Properties incurred in accordance with
         Section 8(b)(xiv) of this Agreement. The Site Advance Reimbursement Amount for each Other Site Advance Property shall be determined in a manner consistent with the past accounting practices of SFHC and shall not include any amounts which represent costs that may not be capitalized under GAAP.

                        (ii) At the Closing, Buyer shall pay to the SFHC Partners' Representative (as agent for the SFHC Partners), in immediately available funds (and in addition to the amounts payable pursuant to Sections 2(b) and 2(d)), without any deduction or setoff of any nature, an amount equal to the Closing Date Site Advance Reimbursement Amount (as set forth on the Site Advance Statement).

                        (iii) In the event that (A) any Patriot/Wyndham Entity or any Affiliate of any Patriot/Wyndham Entity or any other Person for which any Patriot/Wyndham Entity or any Affiliate of any Patriot/Wyndham Entity provides (or has agreed to provide) any development or management services shall have acquired any Other Site Advance Property (or any interest therein or any real property (or portion thereof) on which any Other Site Advance Property is proposed to be constructed) or (B) any Patriot/Wyndham Entity or any Affiliate of any Patriot/Wyndham Entity notifies SFHC or any SFHC Partner that any Patriot/Wyndham Entity or any Affiliate of any Patriot/Wyndham Entity intends to acquire any Other Site Advance Property (or any interest therein or any real property (or portion thereof) on which any Other Site Advance Property is proposed to be constructed) or to act as a developer or manager for any other Person who intends to acquire any Other Site Advance Property (or any interest therein or any real property (or portion thereof) on which any Other Site Advance Property is proposed to be constructed), then on the later of the Closing Date or two business days after the occurrence of any of the events referred to in clause "(A") or clause "(B)" of this sentence, Buyer shall promptly pay to the SFHC Partners' Representative (as agent for the SFHC Partners), in immediately available funds (and in addition to the amounts payable pursuant to Sections 2(b) and 2(d)) and without any deduction or setoff of any nature, an amount equal to the Site Advance Reimbursement Amount (as set forth on the Site Advance Statement) for such Other Site Advance Property.

                        (iv) If within 30 calendar days after the Closing, Buyer objects to SFHC's determination of the Closing Date Site Advance Reimbursement Amount (as set forth on the Site Advance Statement), then Buyer shall deliver to the SFHC Partners' Representative a written notice (the "Dispute Notice") describing in reasonable detail Buyer's objections to such determination by SFHC, and setting forth the dollar amount determined by Buyer to represent the Closing Date Site Advance Reimbursement Amount. If a Dispute Notice describing in reasonable detail Buyer's objections to SFHC's determination of the Closing Date Site Advance Reimbursement Amount (as set forth on the Site Advance Statement) is not delivered by Buyer to the SFHC Partners' Representative within 30 calendar days after the Closing, then SFHC's determination of the Closing Date Site Advance Reimbursement Amount (as set forth on the Site Advance Statement) shall be conclusive and binding upon Buyer.

                        (v) If Buyer delivers a Dispute Notice to the SFHC Partners' Representative within 30 calendar days after the Closing and Buyer and the SFHC Partners' Representative are unable to resolve the dispute reflected in such Dispute Notice within 15 calendar days of delivery of such notice, the dispute shall promptly be submitted by Buyer and the SFHC Partners' Representative to a "big six" accounting firm (other than the independent accountant for Buyer or SFHC as of the Closing Date) mutually acceptable to Buyer and the SFHC Partners' Representative (the "Accounting Firm"). The decision of the Accounting Firm shall (absent manifest error) be binding on Buyer and the SFHC Partners' Representative (it being understood that in no event shall the Closing Date Site Advance Reimbursement Amount be less than the amount set forth in the Dispute Notice or more than the amount set forth in the Site Advance Statement). If the Accounting Firm determines that SFHC's determination of the Closing Date Site Advance Reimbursement Amount (as set forth on the Site Advance Statement) was not made in a manner consistent with the past accounting practices of SFHC, was not made in accordance with GAAP, was not made in accordance with the provisions of Section 2(c), or that SFHC's determination of the Closing Date Site Advance Reimbursement Amount (as set forth on the Site Advance Statement) exceeds the actual dollar amount of "Site Advances" for Approved Properties as of the close of business on the day immediately preceding the Closing Date, then the SFHC Partners' Representative shall promptly cause to be paid to Buyer the amount by which the Closing Date Site Advance Reimbursement Amount (as set forth on the Site Advance Statement) exceeds the actual dollar amount of "Site Advances" for Approved Properties as of the close of business on the day immediately preceding the Closing Date (as determined by the Accounting Firm). All fees of and costs payable to the Accounting Firm in connection with the determination referred to in this Section 2(c) shall be borne by Buyer; provided, however, that if the Closing Date Site Advance Reimbursement Amount as determined by SFHC exceeds by 0.5% or more such amount as determined by the Accounting Firm, then such fees and costs shall be borne by the SFHC Partners.

                  (d) Development Payment.

                        (i) Definitions.

                              (A) The "Cumulative Net Development Income" shall be equal to $20,441 multiplied by the total number of days in the period commencing on January 3, 1998 and ending on the Closing Date.

                              (B) The "Aggregate Development Amount" shall be equal to the total dollar amount of the development fees actually received by Summerfield Suites Development Company, L.P. under the Development Agreements during the period commencing on January 3, 1998 and ending on the Closing Date.

                        (ii) If the Cumulative Net Development Income exceeds the Aggregate Development Amount, then, on the Closing Date, Buyer shall pay to the SFHC Partners' Representative (as agent for the SFHC Partners), in immediately available funds (and in addition to the amounts payable pursuant to Sections 2(b) and 2(c)), a dollar amount equal to the amount by which the Cumulative Net Development Income exceeds the Aggregate Development Amount. If the Aggregate Development Amount exceeds the Cumulative Net Development Income, then the Cash Consideration payable pursuant to Section 2(b) shall be reduced by a dollar amount equal to the amount by which the Aggregate Development Amount exceeds the Cumulative Net Development Income.

                  (e) Adjustment Consideration.

                        (i) If the Highest Average Stock Price (as defined below) is less than $29.14, then, on or before January 4, 1999, Buyer shall cause to be delivered to the SFHC Partners' Representative (as agent for the SFHC Partners) consideration (in the form or forms determined pursuant to Section 2(e)(ii)) in an amount equal to the aggregate number of Units and Paired Shares delivered pursuant to
         Section 2(b) multiplied by the lesser of (A) $1.50 or (B) the amount by which $29.14 exceeds the Highest Average Stock Price. If the Highest Average Stock Price is equal to or more than $29.14, then no consideration shall be payable pursuant to this Section 2(e)(i).

                        (ii) Buyer may elect to deliver the consideration payable pursuant to Section 2(e)(i): (A) in the form of cash; (B) in the form of Units and Operating Units; or (C) in any combination of cash and Units and Operating Units. On or before November 15, 1998, Buyer will deliver to the SFHC Partners' Representative a written notice of election setting forth the portion of the consideration payable pursuant to Section 2(e)(i) that Buyer wishes to deliver to the SFHC Partners in the form of cash and the portion of such consideration that Buyer wishes to deliver to the SFHC Partners in the form of Units and Operating Units, and Buyer shall cause such consideration to be delivered to the SFHC Partners' Representative in accordance with such notice of election. If Buyer fails to deliver such written notice of election to the SFHC Partners' Representative on or before November 15, 1998, Buyer shall be deemed to have elected to pay all consideration payable pursuant to Section 2(e)(i) in the form of cash. For purposes of this Section 2(e), each Unit and Operating Unit, considered together, shall be deemed to have a value equal to the Twenty-Day Average Stock Price for the period of twenty consecutive trading days ending on December 31, 1998.

                        (iii) For purposes of this Section 2(e), the "Highest Average Stock Price" shall be the highest Twenty-Day Average Stock Price for any period of twenty consecutive trading days commencing on or after the Closing Date and ending on or before December 31, 1998.

                  (f) Contingent Consideration.

                        (i) Definitions.

                              (A) "Designated Properties" shall mean the properties identified on Exhibit 2(f)(i) hereto; provided, however, that SFHC, in its discretion (with the approval of Buyer, which may not be unreasonably withheld), may modify Exhibit 2(f)(i) at any time or times prior to the Closing to reflect the substitution of any property or properties for any of the properties identified on Exhibit 2(f)(i).

                              (B) The "Opening Date" for a particular Designated Property shall be the first day on which the hotel is open for business.

                              (C) The "1998 Pro Forma Amount" for a particular Designated Property shall be the amount calculated pursuant to the formula set forth opposite the reference to such Designated Property on
         Exhibit 2(f)(i) hereto (under the caption "Formula"), using the 1998 calendar year as the "Applicable Period." (If the Opening Date for a particular Designated Property has not occurred on or before December 31, 1998, then the 1998 Pro Forma Amount for such Designated Property shall be zero.)

                              (D) The "1999 Pro Forma Amount" for a particular Designated Property shall be the amount calculated pursuant to the formula set forth opposite the reference to such Designated Property on Exhibit 2(f)(i) hereto (under the caption "Formula"), using as the "Applicable Period" the period commencing on the later of January 1, 1999 or the Opening Date for such Designated Property and ending on December 31, 1999. (If the Opening Date for a particular Designated Property has not occurred on or before December 31, 1999, then the 1999 Pro Forma Amount for such Designated Property shall be zero.)

                              (E) The "2000 Pro Forma Amount" for a particular Designated Property shall be the amount calculated pursuant to the formula set forth opposite the reference to such Designated Property on
         Exhibit 2(f)(i) hereto (under the caption "Formula"), using as the "Applicable Period" the period commencing on January 1, 2000 and ending on the first anniversary of the Opening Date for such Designated Property. (If the Opening Date for a particular Designated Property occurs on or before December 31, 1998, then the 2000 Pro Forma Amount for such Designated Property shall be zero.)

                              (F) The "1998 Shortfall Amount" shall be equal to the amount (if any) by which $2,058,000 exceeds the total of the 1998 Pro Forma Amounts for all Designated Properties. (If the total of the 1998 Pro Forma Amounts for all Designated Properties is equal to or exceeds $2,058,000, then the 1998 Shortfall Amount shall be zero.)

                              (G) The "1999 Open-Day Number" for a particular Designated Property shall be equal to the number of days in the period commencing on the later of January 1, 1999 or the Opening Date for such Designated Property and ending on December 31, 1999.

                              (H) "Development Property" shall mean any Designated Property as to which the Opening Date shall not have occurred on or prior to the Closing Date.

                              (I) An "Early Vesting Event" shall be deemed to have occurred with respect to a particular Designated Property:

                                    (1) if any of the rights, obligations or
         interests of the developer, manager, licensor or lessee under any development agreement, management agreement, license agreement or lease agreement or similar agreement relating to such Designated Property is assigned, delegated or transferred (in whole or in part) to any Person (other than an entity controlled directly or indirectly by Patriot REIT or Wyndham International, Inc.); provided, however, that no Early Vesting Event shall be deemed to have occurred under this clause if, after such assignment, transfer or delegation, an entity controlled directly or indirectly by Patriot REIT or Wyndham International, Inc. retains substantially the same contractual rights and obligations under such agreements to direct the management of the Designated Property subject thereto) and the development of such Designated Property is completed at the direction of an entity controlled directly or indirectly by Patriot REIT or Wyndham International, Inc.;

                                    (2) if Buyer (or an entity controlled
         directly or indirectly by Patriot REIT or Wyndham International, Inc.) ceases to be the manager or developer of such Designated Property or transfers or grants to any Person (other than a Person controlled directly or indirectly by Patriot REIT or Wyndham International, Inc.) any authority to develop, manage or operate such Designated Property; provided, however, that no Early Vesting Event shall be deemed to have occurred under this clause if an entity controlled directly or indirectly by Patriot REIT or Wyndham International, Inc. retains substantially the same contractual rights and obligations held by and imposed upon Buyer or an entity controlled directly or indirectly by Patriot REIT or Wyndham International, Inc. prior to such cessation, transfer or grant to direct the management of such Designated Property and the development of such Designated Property is completed at the direction of an entity controlled directly or indirectly by Patriot REIT or Wyndham International, Inc.;

                                    (3) if Buyer or any Affiliate of Buyer fails
         to comply in any material respect with any of the covenants contained in Section 2(f)(iii); or

                                    (4) if (x) such Designated Property is a
         Development Property and (y) Buyer or any Affiliate of Buyer sells or otherwise transfers such Designated Property (or any interest therein) to any Person (other than an entity controlled directly or indirectly by Patriot REIT or Wyndham International, Inc.) prior to the Opening Date for such Designated Property; provided, however, that no Early Vesting Event shall be deemed to have occurred under this clause if, after such sale or transfer, an entity controlled directly or indirectly by Patriot REIT or Wyndham International, Inc. retains substantially the same contractual rights and obligations held by and imposed upon Buyer or an entity controlled directly or indirectly by Patriot REIT or Wyndham International, Inc. prior to such sale or transfer to direct the management and (if applicable) the development of such Development Property.

                              (J) "The Hurdle Amount" means the amount by which $2,058,000 exceeds 20.2% of the total of the Stipulated Amounts for all Designated Properties for which an Early Vesting Event or Early Vesting Events shall have occurred prior to January 25, 2000.

                              (K) "The Stipulated Amount" for a particular
         Designated Property shall be the amount set forth opposite the reference to such Designated Property on Exhibit 2(f)(i) hereto (under the caption "Stipulated Amount").

                       (ii) Payment of Contingent Consideration.

                              (A) On or before January 25, 1999, Buyer shall deliver to the SFHC Partners' Representative a reasonably detailed statement setting forth Buyer's determination of the 1998 Pro Forma Amount for each Designated Property.

                              (B) On or before January 25, 2000, Buyer (1) shall deliver to the SFHC Partners' Representative a reasonably detailed statement setting forth Buyer's determination of the 1999 Pro Forma Amount for each Designated Property and Buyer's calculation of the aggregate amount of the consideration to be delivered pursuant to this
         Section 2(f)(ii)(B) and (2) shall cause to be delivered to the SFHC Partners' Representative (as agent for the SFHC Partners), without any deduction or setoff of any nature, consideration (in the form or forms determined pursuant to Section 2(f)(ii)(E)) in an amount equal to 8.5 times the amount, if any, by which (x) the total of the 1999 Pro Forma Amounts for all Designated Properties exceeds (y) the sum of the Hurdle Amount and the 1998 Shortfall Amount.

                              (C) On or before January 25, 2001, Buyer (1) shall deliver to the SFHC Partners' Representative a reasonably detailed statement setting forth Buyer's determination of the 2000 Pro Forma Amount for each Designated Property and Buyer's calculation of the aggregate amount of the consideration to be delivered pursuant to this
         Section 2(f)(ii)(C) and (2) shall cause to be delivered to the SFHC Partners' Representative (as agent for the SFHC Partners), without any deduction or setoff of any nature, consideration (in the form or forms determined pursuant to Section 2(f)(ii)(F)) in an amount equal to 8.5 times the total of the 2000 Pro Forma Amounts for all Designated Properties.

                              (D) Notwithstanding anything to the contrary contained in this Section 2(f) or elsewhere in this Agreement:

                                    (1) if an Early Vesting Event occurs with
         respect to a Designated Property on or before January 25, 2000, then
         (w) the 1999 Pro Forma Amount for such Designated Property shall not be included in the total of the 1999 Pro Forma Amounts for all Designated Properties for purposes of Section 2(f)(ii)(B)(2)(x), (x) the 2000 Pro Forma Amount for such Designated Property shall not be included in the total of the 2000 Pro Forma Amounts for all Designated Properties for purposes of Section 2(f)(ii)(C)(2), (y) on January 25, 2000, Buyer shall cause to be delivered to the SFHC Partners' Representative (as agent for the SFHC Partners), without any deduction or setoff of any nature, consideration (in the form or forms determined pursuant to Section 2(f)(ii)(E)) in an amount equal to 8.5 times the product of
         (aa) 79.8% of the Stipulated Amount for such Designated Property, and
         (bb) the fraction having a numerator equal to the 1999 Open-Day Number for such Designated Property and having a denominator equal to 365, and
         (z) on January 25, 2001, Buyer shall cause to be delivered to the SFHC Partners' Representative (as agent for the SFHC Partners), without any deduction or setoff of any nature, consideration (in the form or forms determined pursuant to Section 2(f)(ii)(F)) in an amount equal to the amount by which (aa) 8.5 times 79.8% of the Stipulated Amount for such Designated Property, exceeds (bb) the amount of the consideration delivered by Buyer to the SFHC Partners' Representative pursuant to clause "(y)" of this clause "(1)"; and

                                    (2) if an Early Vesting Event occurs with
         respect to a Designated Property after January 25, 2000, then (x) the 2000 Pro Forma Amount for such Designated Property shall not be included in the total of the 2000 Pro Forma Amounts for all Designated Properties for purposes of Section 2(f)(ii)(C)(2), and (y) on January 25, 2001, Buyer shall cause to be delivered to the SFHC Partners' Representative (as agent for the SFHC Partners), without any deduction or setoff of any nature, consideration (in the form or forms determined pursuant to Section 2(f)(ii)(F)) in an amount equal to the amount by which (aa) 8.5 times the Stipulated Amount for such Designated Property, exceeds (bb) the amount obtained by multiplying (I) the amount previously paid by Buyer to the SFHC Partners' Representative pursuant to Section 2(f)(ii)(B) by (II) a fraction whose numerator is the 1999 Pro Forma Fee Amount for such Designated Property and whose denominator is the 1999 Pro Forma Fee Amounts for all Designated Properties.

                              (E) The SFHC Partners may elect to receive the consideration payable pursuant to this Section 2(f)(ii): (1) in the form of cash; (2) in the form of Units and Operating Units; or (3) in any combination of cash and Units and Operating Units. On or before December 15, 1999, the SFHC Partners' Representative will provide Buyer with instructions setting forth the portion of the consideration payable pursuant to Section 2(f)(ii)(B) (and, if applicable, Section 2(f)(ii)(D)(1)(x)) that the SFHC Partners wish to receive in the form of cash and the portion of such consideration that the SFHC Partners wish to receive in the form of Units and Operating Units, and Buyer shall cause such consideration to be delivered to the SFHC Partners' Representative in accordance with such instructions. For this purpose, each Unit and Operating Unit, considered together, shall be deemed to have a value equal to the Twenty-Day Average Stock Price for the period of twenty consecutive trading days ending on the trading day immediately preceding January 25, 2000.

                              (F) On or before December 15, 2000, the SFHC
         Partners' Representative will provide Buyer with instructions setting forth the portion of the consideration payable pursuant to Section 2(f)(ii)(C) (and, if applicable, Section 2(f)(ii)(D)(1)(y) and/or
         Section 2(f)(ii)(D)(2)) that the SFHC Partners wish to receive in the form of cash and the portion of such consideration that the SFHC Partners wish to receive in the form of Units and Operating Units, and Buyer shall cause such consideration to be delivered to the SFHC Partners' Representative in accordance with such instructions. For this purpose, each Unit and Operating Unit, considered together, shall be deemed to have a value equal to the Twenty-Day Average Stock Price for the period of twenty consecutive trading days ending on the trading day immediately preceding January 25, 2001.

                       (iii) Covenants. From and after the Closing Date, Buyer shall, and shall cause its Affiliates to:

                              (A) arrange or provide financing for one hundred percent of the cost of the development of each of the seven Development Properties identified on Exhibit 2(f)(i) hereto;

                              (B) consult with those executive officers of Summerfield Hotel Corporation who become employees of Wyndham International, Inc. or any Affiliate of a Patriot/Wyndham Entity on a regular basis with respect to the development of the Development Properties and the operation of the Designated Properties;

                              (C) act in good faith and use all commercially reasonable efforts to complete the development of each Development Property during or prior to the month specified opposite the reference to such Development Property in the last column on Exhibit 2(f)(i) hereto, and use all commercially reasonable efforts to perform satisfactorily and in a timely manner all obligations to be performed by Buyer or any Affiliate of Buyer under the Development Agreements, including all obligations relating to (1) the obtaining of approvals, consents, permits and licenses (from Government Entities and other Persons), and (2) the construction of the improvements on Development Properties;

                              (D) maintain the product design with respect to the Development Properties in a manner which is intended to generate revenue having sources and characteristics substantially similar to the sources and characteristics of revenue generated by Summerfield hotel properties on an historical basis;

                              (E) furnish to the SFHC Partners' Representative, within 25 days after the end of each accounting period in 1998, 1999 and 2000, copies of the financial statements for each Designated Property for such accounting period;

                              (F) upon reasonable advance notice and during normal business hours, make available from time to time to the SFHC Partners' Representative and his advisors and representatives such information and documentation (including books, records, contracts, audit workpapers and other documents and instruments), and such personnel of Buyer and its Affiliates (including their internal and independent accounting personnel), as the SFHC Partners' Representative may request in good faith for purposes of allowing the SFHC Partners' Representative to review the calculation of the consideration payable pursuant to this Section 2(f) and for all other purposes reasonably related to the matters described in this Section 2(f); and

                              (G) promptly furnish to the SFHC Partners'
         Representative copies of all operating and financial reports relating to the financial performance of the Designated Properties prepared for management of Buyer or any of its Affiliates.

Notwithstanding anything to the contrary contained in Section 2(f)(iii)(B), Buyer shall not be obligated to develop a particular Development Property identified on Exhibit 2(f)(i) hereto if Buyer provides documentary evidence reasonably satisfactory to the SFHC Partners' Representative demonstrating that the total of the "Hard Costs" (as defined in Exhibit 2(f)(iii) hereto) that would be incurred by Buyer in the development of a hotel that is reasonably equivalent to the hotel specifically contemplated by the working drawings (if any) existing as of the Closing Date for such Development Property (or, if no such working drawings exist as of the Closing Date, the prototype plans and specifications in existence as of the Closing Date applicable to such Development Property) exceed, by more than 8%, the "Projected Hard Cost" of the development of such Development Property as set forth on Exhibit 2(f)(iii).

                      (iv) Objections; Dispute Resolution.

                              (A) If within 60 calendar days after delivery of any statement referred to in Section 2(f)(ii)(B) or Section 2(f)(ii)(C), the SFHC Partners' Representative objects to the Buyer's determination of the dollar amount of the consideration required to be delivered with such statement, then the SFHC Partners' Representative shall deliver to Buyer a written notice (an "Objection Notice") setting forth the dollar amount determined by the SFHC Partners' Representative to represent the amount of such consideration.

                              (B) If Buyer and the SFHC Partners' Representative are unable to resolve the dispute reflected in an Objection Notice, the dispute shall promptly be submitted by Buyer and the SFHC Partners' Representative to a "big six" accounting firm (other than the independent accountant for Buyer or SFHC (as of the Closing Date)) mutually acceptable to Buyer and the SFHC Partners' Representative (the "Independent Accountant"). The decision of the Independent Accountant shall (absent manifest error) be binding on Buyer and the SFHC Partners' Representative (it being understood that in no event shall the dollar amount of the consideration determined to be payable be less than the amount set forth in the applicable statement delivered by Buyer to the SFHC Partners' Representative pursuant to Section 2(f)(ii)(B) or Section 2(f)(ii)(C), as the case may be). If the Independent Accountant determines that the aggregate dollar amount of the consideration that was required to have been delivered to the SFHC Partners' Representative exceeds the dollar amount of the consideration actually delivered, then Buyer shall promptly cause to be delivered to the SFHC Partners' Representative (1) the additional cash and/or Units and Operating Units that should have originally been delivered to the SFHC Partners' Representative, plus (2) a cash amount representing interest at the rate of eight percent (8%) per annum (for the period from January 25, 2000 or 2001, as the case may be, through the date on which the full amount of such additional consideration is delivered to the SFHC

         Partners' Representative) on the aggregate dollar amount of such additional consideration (including the dollar amount of any component of such additional consideration that is paid in the form of Units and Operating Units).

                              (C) All fees of and costs payable to the Independent Accountant in connection with the determination referred to in this Section 2(f) shall be borne by Buyer; provided, however, that if the Independent Accountant determines that additional consideration represents less than one-half percent (0.5%) of the consideration set forth in Buyer's statement under Section 2(f)(ii)(B) or (C), as the case may be, is to be delivered to the SFHC Partners' Representative, then the SFHC Partners' Representative shall bear the fees of and costs payable to the Independent Accountant.

                  (g) Post-Closing Fee Payments

                       (i) Definitions.

                              (A) "Fee Payment" shall mean any payment of any base management fee, incentive management fee, accounting fee, software fee, services fee, license fee, franchise fee or other similar fee under any management agreement, license agreement, franchise agreement or other similar agreement to which SFHC, Summerfield Suites Management Company, L.P. or any other Affiliate of SFHC was, is or becomes a party.

                              (B) "Pre-Closing Accounting Period" shall mean any 28-day accounting period that shall have ended on or prior to the Closing Date.

                              (C) "Straddling Accounting Period" shall mean any 28-day accounting period that shall have commenced on or prior to the Closing Date and ends on or after the Closing Date.

                        (ii) If SFHC, Buyer, any other Patriot/Wyndham Entity or any Affiliate of or successor to SFHC or any Patriot/Wyndham Entity receives, at any time on or after the Closing Date, any Fee Payment that relates to any Pre-Closing Accounting Period, then, within two days after the receipt of such Fee Payment, Buyer shall cause to be paid to the SFHC Partners' Representative (as agent for the SFHC Partners) in immediately available funds, without any deduction or setoff of any nature, an amount equal to the full amount of such Fee Payment.

                        (iii) If SFHC, Buyer, any other Patriot/Wyndham Entity or any Affiliate of or successor to SFHC or any Patriot/Wyndham Entity receives, at any time on or after the Closing Date, any Fee Payment that relates to any Straddling Accounting Period, then, within two days after the receipt of such Fee Payment, Buyer shall cause to be paid to the SFHC Partners' Representative (as agent for the SFHC Partners) in immediately available funds, without any deduction or setoff of any nature, an amount equal to the amount of such Fee Payment multiplied by a fraction having a numerator equal to the number of days in the period commencing on the first day of such Straddling Accounting Period and ending on the Closing Date and having a denominator equal to 28.

                        (iv) If any Fee Payment relating to any Pre-Closing Accounting Period or any Straddling Accounting Period was improperly paid and is refunded, an appropriate payment shall be made to Buyer.

                  (h) Post-Closing Payment with respect to Leased Hotels.

                        (i) Within 60 days after the Closing Date, the SFHC Partners' Representative shall cause to be delivered to Buyer the following balance sheets (the "Leased Hotel Balance Sheets"): (A) a consolidated balance sheet of Summerfield Suites Lease Company, L.P. and Summerfield Hotel Leasing Company, L.P. as of the Closing Date (immediately prior to the consummation of the Reorganization Transactions), prepared in accordance with GAAP; and (B) a balance sheet of Summerfield HPT Lease Company, L.P. as of the Closing Date (immediately prior to the consummation of the Reorganization Transactions), prepared in accordance with GAAP. The Leased Hotel Balance Sheets shall be accompanied by a statement (the "Leased Hotel Statement') setting forth the SFHC Partners' Representative's calculation of the amount by which (A) the aggregate dollar amount of the current assets reflected on the Leased Hotel Balance Sheets (excluding the aggregate dollar amount of the F, F & E Reserve reflected on such Leased Hotel Balance Sheets) exceeds (B) the aggregate dollar amount of the current liabilities reflected on the Leased Hotel Balance Sheets. (The amount by which (A) the aggregate dollar amount of the current assets reflected on the Leased Hotel Balance Sheets exceeds (B) the aggregate dollar amount of the current liabilities reflected on the Leased Hotel Balance Sheets is referred to herein as the "Net Leased Hotel Amount.")

                        (ii) Within five days after the delivery to Buyer of the Leased Hotel Statement, Buyer shall cause to be paid to the SFHC Partners' Representative (as agent for the SFHC Partners) in immediately available funds, without any deduction or setoff of any nature, an amount equal to the Net Leased Hotel Amount.

                        (iii) If within 30 calendar days after the delivery to Buyer of the Leased Hotel Statement, Buyer objects to the SFHC Partners' Representative's calculation of the Net Leased Hotel Amount (as set forth on the Leased Hotel Statement), then Buyer shall deliver to the SFHC Partners' Representative a written notice (a "Disagreement Notice") describing in reasonable detail Buyer's objections to the SFHC Partners' Representative's calculation of the Net Leased Hotel Amount, and setting forth the dollar amount determined by Buyer to represent the Net Leased Hotel Amount. If a Disagreement Notice describing in reasonable detail Buyer's objections to the SFHC Partners' Representative's calculation of the Net Leased Hotel Amount (as set forth on the Leased Hotel Statement) is not delivered by Buyer to the SFHC Partners' Representative within 30 calendar days after the delivery to Buyer of the Leased Hotel Statement, then the SFHC Partners' Representative's calculation of the Net Leased Hotel Amount (as set forth on the Leased Hotel Statement) shall be conclusive and binding upon Buyer.

                        (iv) If Buyer delivers a Disagreement Notice to the SFHC Partners' Representative within 30 calendar days after the delivery to Buyer of the Leased Hotel Statement and Buyer and the SFHC Partners' Representative are unable to resolve the dispute reflected in such Disagreement Notice, the dispute shall promptly be submitted by Buyer and the SFHC Partners' Representative to a "big six" accounting firm (other than the independent accountant for Buyer or SFHC (as of the Closing Date)) mutually acceptable to Buyer and the SFHC Partners' Representative (the "Third Party Accounting Firm"). The Third Party Accounting Firm's calculation of the Net Leased Hotel Amount shall (absent manifest error) be binding on Buyer and the SFHC Partners' Representative (it being understood that in no event shall the Net Leased Hotel Amount (as determined by the Third Party Accounting Firm) be less than the amount set forth in the Disagreement Notice). All fees of and costs payable to the Third Party Accounting Firm in connection with the determination referred to in this Section 2(h) shall be borne by Buyer; provided, however, that if the SFHC Partners' Representative's determination of the Net Leased Hotel Amount (as set forth on the Leased Hotel Statement) exceeds by 0.5% or more the Third Party Accounting Firm's determination of the Net Leased Hotel Amount, then the SFHC Partners shall bear the fees of and costs payable to the Third Party Accounting Firm.

                  (i) SFHC Partners' Representative.

                        (i) In order to administer efficiently (A) the implementation of this Agreement by the SFHC Partners, (B) the delivery of the consideration to be delivered under this Agreement, (C) the waiver of any condition to the obligations of the SFHC Partners to consummate the Contemplated Transactions, and (D) the settlement of any dispute with respect to this Agreement, the SFHC Partners hereby designate Roy R. Baker as their representative (the "SFHC Partners' Representative").

                        (ii) The SFHC Partners hereby authorize the SFHC Partners' Representative (A) to take all action necessary in connection with the implementation of this Agreement on behalf of the SFHC Partners, the waiver of any condition to the obligations of the SFHC Partners to consummate the Contemplated Transactions, or the settlement of any dispute with respect to this Agreement, (B) to act as their agent for the purpose of receiving, on their behalf, consideration payable under this Agreement, (C) to give and receive all notices required to be given under this Agreement and (D) to take any and all additional action as is contemplated to be taken by or on behalf of the

         SFHC Partners by the terms of this Agreement, including the execution and delivery of documents required to transfer the Contributed Interests to Buyer.

                        (iii) In the event that the SFHC Partners'
         Representative dies, becomes legally incapacitated or resigns from such position, John R. Morse shall fill such vacancy and shall be deemed to be the SFHC Partners' Representative for all purposes of this Agreement; however, no change in the SFHC Partners' Representative shall be effective until Buyer is given notice of it by the new SFHC Partners' Representative and any of the SFHC Partners.

                        (iv) All decisions and actions by the SFHC Partners' Representative shall be binding upon all of the SFHC Partners, and no SFHC Partner shall have the right to object, dissent, protest or otherwise contest the same.

                        (v) By their execution of this Agreement, the SFHC Partners agree that:

                              (A) Buyer shall be able to rely conclusively on the instructions and decisions of the SFHC Partners' Representative as to any actions required or permitted to be taken by the SFHC Partners or the SFHC Partners' Representative hereunder, and no party hereunder shall have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the SFHC Partners' Representative;

                              (B) all actions, decisions and instructions of the SFHC Partners' Representative shall be conclusive and binding upon all of the SFHC Partners and no SFHC Partner shall have any cause of action against the SFHC Partners' Representative for any action taken, decision made or instruction given by the SFHC Partners' Representative under this Agreement, except for fraud or willful breach of this Agreement by the SFHC Partners' Representative;

                              (C) remedies available at law for any breach of the provisions of this Section 2(i) are inadequate; therefore, Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Buyer brings an action to enforce the provisions of this Section 2(i); and

                              (D) the provisions of this Section 2(i) are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by each SFHC Partner to the SFHC Partners' Representative and shall be binding upon the executors, heirs, legal representatives and successors of each SFHC Partner.

                        (vi) All expenses incurred by the SFHC Partners' Representative in connection with the performance of his duties or the exercise of his authority under this Agreement shall be paid by the SFHC Partners.

                  (j) Adjustments for Stock Splits, Etc. All dollar amounts set forth in this Agreement (including in Sections 2(b), 2(e), 2(f) and 11(a)(iii)) and all calculations required to be made pursuant to this Agreement (including in Sections 2(b), 2(e), 2(f) and 11(a)(iii)), shall be adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend, merger, reorganization, recapitalization, extraordinary dividend (in connection with the disposition of substantial properties or assets), extraordinary distribution (in connection with the disposition of substantial properties or assets) or similar transaction involving any Patriot/Wyndham Entity.

                  (k) Additional Unit and Operating Unit Issuances. In connection with the issuance of any Units or Operating Units pursuant to this Agreement, an Admission Agreement (or other similar agreement) will be executed that contains provisions substantially the same as the provisions contained in
Section 3 of the Partnership Admission Agreement attached as Exhibit 2(b)(i)-1 hereto and Section 4 of the Partnership Admission Agreement attached as Exhibit 2(b)(i)-2 hereto.

         Section 3. Closing of the Transaction.

                  (a) The closing of the transactions referred to in Sections 2(a)(ii), 2(b), 2(c) and 2(d) (the "Closing") shall occur at the offices of Buyer at 10:00 a.m. local time on the later of (i) the date on which the condition set forth in Section 4(d) is satisfied, or (ii) the earlier of (A) May 15, 1998, or (B) the date ten business days after the Interstate Acquisition Date (the time and date, as of which the Closing is required to occur under this Section 3(a), as such time and date may be extended in accordance with this
Section 3(a), being referred to as the "Scheduled Closing Time"); provided, however, that: if (i) the Interstate Acquisition has not been consummated before 10:00 a.m. local time on May 15, 1998, (ii) Buyer demonstrates to SFHC before 10:00 a.m. local time on May 15, 1998 that the consummation of the transactions referred to in Sections 2(a)(ii), 2(b), 2(c) and 2(d) on May 15, 1998 will cause Buyer to fail to qualify as a real estate investment trust under the Code, and
(iii) Buyer pays to SFHC in immediately available funds the nonrefundable sum of $3 million on or prior to 10:00 a.m. local time on May 15, 1998 (the "Extension Payment"), then the Scheduled Closing Time shall be extended to 10:00 a.m. local time on the earlier of July 1, 1998 or the date on which consummation of the transactions referred to in Sections 2(a)(ii), 2(b), 2(c) and 2(d) will no longer cause Buyer to fail to qualify as a real estate investment trust under the Code.

                  (b) The Extension Payment shall be nonrefundable and shall not be returned to Buyer, in whole or in part, regardless of whether or not the Closing occurs. If the Extension Payment is made and the Closing takes place on or prior to July 1, 1998, then an amount equal to the product of (A) $50,000, and (B) the number of days from and including the Closing Date through and including July 1, 1998 shall be credited against the Cash Consideration payable pursuant to Section 2(b)(i).

         Section 4. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions referred to in Sections 2(a)(ii), 2(b), 2(c) and 2(d) is subject to satisfaction or waiver at or prior to the Scheduled Closing Time of the following conditions:

                  (a) Representations and Warranties. Except as to such breaches of SFHC's representations and warranties, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect on SFHC (disregarding for such purposes all materiality and knowledge qualifiers contained in the Specified Representations of SFHC), each of the representations and warranties of SFHC contained in this Agreement shall be true and correct as of the Closing Date (or to the extent a representation or warranty is by its terms made as of the date hereof or another date, then as of such date).

                  (b) Performance of Covenants. SFHC (and each SFHC Partner, as applicable) shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

                  (c) Consents. SFHC will have obtained, on terms and conditions reasonably satisfactory to Buyer, (A) all consents, approvals, and releases by any Government Entity that are required for the consummation of Contemplated Transactions, except where the failure to obtain such consents, approvals or releases does not have a Material Adverse Effect on SFHC or a Material Adverse Effect on Buyer, (B) all consents, approvals, and releases by other third parties that are required for the consummation of the Contemplated Transactions, the Reorganization Transactions and the Excluded Asset Distribution Transactions (not including the consent referred to in Section 8(a)(xv) of the SFHC Disclosure Schedule), except where the failure to obtain such consents, approvals or releases does not have a Material Adverse Effect on SFHC or a Material Adverse Effect on Buyer (collectively, the "Consents"), and (C) all consents, approvals, and releases by third party lessors with respect to any lease to which SFHC is a party and to which Buyer shall succeed as lessee as a result of the Contemplated Transactions, in each case which are necessary to permit Buyer, as successor lessee, to enter into a sublease with respect to the property subject thereto (not including the consent referred to in Section 8(a)(xv) of the SFHC Disclosure Schedule) except where the failure to obtain such consents, approvals or releases does not have a Material Adverse Effect on SFHC or a Material Adverse Effect on Buyer.

                  (d) HSR Act. The applicable waiting period under the HSR Act (as defined below) shall have expired or been terminated.

                  (e) Absence of Litigation. No action or proceeding before any court or Government Entity will be pending or overtly threatened in writing against SFHC which is reasonably likely to result in a judgment, decree or order that would have a Material Adverse Effect on SFHC or subjects SFHC to any order, ruling or injunction of a court of competent jurisdiction which prohibits consummation of the Contemplated Transactions. In the event any such order, ruling or injunction shall have been issued, each Party agrees to use its reasonable best efforts to have any such order, ruling or injunction lifted, stayed or reversed.

                  (f) Compliance with Applicable Laws. No law shall have been enacted since the date of this Agreement, and no permanent injunction, court order or ruling shall have been entered since the date of this Agreement, which
(i) prohibits the consummation of the Contemplated Transactions, (ii) has or would reasonably be expected to have a material adverse effect on the paired share structure of Patriot REIT and Wyndham International, Inc. or (iii) subjects the Contemplated Transactions to conditions that would result in a Material Adverse Effect on SFHC or a Material Adverse Effect on Buyer.

                  (g) SFHC Closing Deliveries. On or prior to the Closing Date, SFHC shall have delivered (or caused to be delivered) to Buyer each of the following:

                           (i) a Certificate of SFHC, dated as of the Closing Date, stating that the conditions specified in Section 4(a), 4(b), 4(c), 4(e) and 4(h) have been fully satisfied;

                           (ii) a duly authorized and executed Assignment and Assumption Agreement substantially in the form of Exhibit 4(g)(ii) hereto (the "Assignment and Assumption Agreement");

                           (iii) such instruments of sale, transfer, assignment, conveyance and delivery, in form and substance reasonably satisfactory to counsel for Buyer, as are required in order to transfer to Buyer good and valid title to the Contributed Interests, free and clear of all Liens;

                           (iv) copies of the Consents obtained by SFHC and any filings related thereto;

                           (v) duly executed FIRPTA Certificates from SFHC and from each SFHC Partner;

                           (vi) copies of the agreements described in Section 10 hereof contemplated to be delivered on or prior to the Closing Date, including the Wichita Lease Agreement, the Consulting Agreement, the Registration Rights Agreements, and the Partnership Admission Agreements, executed by SFHC or the appropriate SFHC Partners (but not including the Employment Agreements);

                           (vii) the Employment Agreement executed by B. Anthony Isaac; and

                           (viii) such other documents relating to the Contemplated Transactions as Buyer reasonably requests.

                  (h) No Material Adverse Change to SFHC. From the date of this Agreement through the Closing Date, there shall not have occurred any changes concerning SFHC or any Affiliate of SFHC that, when combined with all other changes that have occurred concerning SFHC or any Affiliate of SFHC from the date of this Agreement through the Closing Date, have had or are reasonably likely to have a Material Adverse Effect on SFHC.

         Buyer may waive any condition specified in this Section 4 if it executes a writing so stating on or prior to the Closing Date.

         Section 5. Conditions to Obligation of SFHC and SFHC Partners. The obligation of SFHC and each of the SFHC Partners to consummate the transactions referred to in Sections 2(a)(ii), 2(b), 2(c) and 2(d) is subject to satisfaction or waiver at or prior to the Scheduled Closing Time of the following conditions:

                  (a) Representations and Warranties. Except as to such breaches of Buyer's representations and warranties, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect on Buyer (disregarding for such purposes all materiality and knowledge qualifiers contained in the Specified Representations of Buyer), each of the representations and warranties of Buyer contained in this Agreement and in the Partnership Admission Agreements shall be true and correct as of the Closing Date (or to the extent a representation or warranty is by its terms made as of the date hereof or another date, then as of such date).

                  (b) Performance of Covenants. Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

                  (c) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

                  (d) Absence of Litigation. No action or proceeding before any court or Government Entity will be pending or overtly threatened in writing against Buyer which is reasonably like to result in a judgment, decree or order that would have a Material Adverse Effect on Buyer, a material adverse effect on the financial condition or results of operations of any other Patriot/Wyndham Entity, or subjects Buyer or any other Patriot/Wyndham Entity to any order, ruling or injunction of a court of competent jurisdiction which prohibits consummation of the Contemplated Transactions. In the event any such order, ruling or injunction shall have been issued, each Party agrees to use its reasonable best efforts to have any such order, ruling or injunction lifted, stayed or reversed.

                  (e) Compliance with Applicable Laws. No law shall have been enacted since the date of this Agreement, and no permanent injunction, court order or ruling shall have been entered since the date of this Agreement, which
(i) prohibits the consummation of the Contemplated Transactions, (ii) materially changes the characterization or effect of the

Contemplated Transactions under applicable U.S. federal, state or local tax laws and regulations with respect to the SFHC Partners, taken as a whole, or (iii) subjects the Contemplated Transactions to conditions that would result in a Material Adverse Effect on SFHC, a Material Adverse Effect on Buyer, or a material adverse effect on the financial condition or results of operations of any other Patriot/Wyndham Entity.

                  (f) Consents. Buyer will have obtained, on terms and conditions reasonably satisfactory to SFHC, all Consents, except in each case where the failure to obtain such Consent does not have a Material Adverse Effect on SFHC or a Material Adverse Effect on Buyer.

                  (g) Buyer's Closing Deliveries. On or prior to the Closing Date, Buyer shall have delivered (or cause to be delivered) to the SFHC Partners' Representative each of the following:

                           (i) an Officer's Certificate of Buyer, dated as of the Closing Date, stating that the conditions specified in Sections 5(a), 5(b), 5(d), 5(f) and 5(h) have been fully satisfied;

                           (ii) copies of the Consents obtained by Buyer and any filings related thereto;

                           (iii) duly executed copies of the Assignment and Assumption Agreement and the agreements described in Section 10 hereof (to which Buyer or an Affiliate is a party) contemplated to be delivered on or prior to the Closing Date, including without limitation the Wichita Lease Agreement, the Employment Agreements, the Consulting Agreement, the Registration Rights Agreement, the Partnership Admission Agreements, and the Carried Interest Payments Agreement; and

                           (iv) such other documents relating to the transactions contemplated by the Transaction Documents as SFHC reasonably requests.

                  (h) No Material Adverse Change to Buyer. From the date of this Agreement through the Closing Date, there shall not have occurred (i) any changes concerning Buyer that, when combined with all other changes, have had or could be reasonably likely to have a Material Adverse Effect on Buyer or (ii) a material adverse effect on the financial condition or results of operations of any other Patriot/Wyndham Entity.

                  (i) Consummation of Cramer Transactions. The transactions contemplated by at least two of the Cramer Partnership Hotel Sale Agreements shall have been consummated.

                  (j) German Registration. The representation and warranty contained in Section 7(j) shall be true and correct in all material respects as if made at the Scheduled Closing Time.

         The SFHC Partners' Representative may waive any condition specified in this Section 5 if he executes a writing so stating on or prior to the Closing Date.

         Section 6. Representations and Warranties of SFHC. As a material inducement to Buyer to enter into and perform its obligations under this Agreement, except as disclosed in the SFHC Disclosure Schedule, SFHC represents and warrants to Buyer as follows:

                  (a) Organization of SFHC and its Affiliates. SFHC is a limited partnership duly organized, validly existing and in good standing under the laws of Kansas and is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified, except where the failure to do so would not have a Material Adverse Effect on SFHC. Section 6(a) of the SFHC Disclosure Schedule lists all of the jurisdictions in which SFHC is qualified to do business as of the date hereof. SFHC has full power and authority as a limited partnership to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. The copies of SFHC's Certificate of Limited Partnership as amended to date, certified by the Kansas Secretary of State, and of SFHC's Partnership Agreement, as amended to date, certified by SFHC's general partner, and heretofore delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending, except as herein contemplated by the Reorganization Transactions. SFHC is not in violation of any term of its Certificate of Limited Partnership or Partnership Agreement.

                  (b)      Authorization of Transaction.

                           (i) SFHC and each SFHC Partner has full power and authority (or, if such SFHC Partner is a natural person, is an adult acting with full capacity) to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. SFHC and each SFHC Partner has duly authorized the execution and delivery of the Transaction Documents to which it is a party and the consummation by SFHC (or such SFHC Partner) of the Contemplated Transactions. No other proceedings on the part of SFHC or any SFHC Partner are necessary to approve and authorize the execution and delivery of the Transaction Documents by SFHC (and each SFHC Partner, as applicable), or the consummation by SFHC (and each SFHC Partner, as applicable) of the Contemplated Transactions. Each Transaction Document to which SFHC (or any SFHC Partner) is a party will, upon execution by SFHC (or such SFHC Partner, as applicable), constitute the valid and legally binding obligation of SFHC (or such SFHC Partner, as applicable), enforceable against SFHC (or such SFHC Partner, as applicable) in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity).

                           (ii) As of the date of this Agreement and as of immediately prior to the commencement of the Reorganization Transactions to which it is a party, SFHC and each of the Restructuring Affiliates listed on Exhibit 6(b)(i) hereto (each a "Restructuring Affiliate") has (and will have, as applicable) full power and authority to execute and deliver the agreements and other documents to which it is a party necessary to effect the Reorganization Transactions in accordance with the terms set forth in Exhibit 1.2 hereto (the "Reorganization Documents") and to perform its obligations thereunder. SFHC and each Restructuring Affiliate has duly authorized the execution and delivery of the Reorganization Documents to which it is a party and the consummation by SFHC (or such Restructuring Affiliate) of the Reorganization Transactions to which it is a party. No other proceedings on the part of SFHC or any Restructuring Affiliate are necessary to approve and authorize the execution and delivery of the Reorganization Documents by SFHC (and each Restructuring Affiliate, as applicable), or the consummation by SFHC (and each Restructuring Affiliate, as applicable) of the Reorganization Transactions to which it is a party. Each Reorganization Document will, upon execution by SFHC (and/or such Restructuring Affiliate, as applicable), constitute the valid and legally binding obligation of SFHC (and/or such Restructuring Affiliate, as applicable), enforceable against SFHC (and/or such Restructuring Affiliate, as applicable) in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity).

                  (c)      Noncontravention; Consents.

                           (i) Assuming that the Consents are obtained, neither the execution and the delivery by SFHC of the Transaction Documents to which SFHC is a party, nor the consummation by SFHC of the Contemplated Transactions, shall, except as explicitly required or permitted herein,
         (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Government Entity to which SFHC is subject or any provision of the partnership agreement of SFHC, except where such violation does not have a Material Adverse Effect on SFHC, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, result in a premium, penalty or modification under, create in any party the right to accelerate, terminate, modify, or cancel any agreement, contract, lease, license, franchise, permit, indenture, mortgage, instrument or other arrangement to which SFHC is a party or by which it is bound, unless such effect does not have a Material Adverse Effect on SFHC, or (C) result in the imposition of any Lien (other than a Permitted Lien) upon any of the assets of SFHC unless such Lien does not have a Material Adverse Effect on SFHC.

                           (ii) SFHC is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Government Entity or third party on or prior to the Closing Date in order for it to enter into the Transaction Documents to which it is a party and to consummate the Contemplated Transactions, except (i) for the filing required under the HSR Act, and (ii) where the failure to make or obtain such notice, filing, authorization, consent or approval would not have a Material Adverse Effect on SFHC.

                  (d) Capitalization of SFHC and its Affiliates. On the Closing Date, the SFHC Partners will hold all of the outstanding partnership interests of SFHC free and clear of any Liens, and such interests will have been acquired and will be held in accordance with the terms of SFHC's partnership agreement and in compliance with applicable laws. Except as set forth in the limited partnership agreement of SFHC, as of the Closing Date, there will be no outstanding equity interests (including, without limitation, any interests containing equity features), subscriptions, purchase rights, subscription rights, conversion rights, exchange rights, options, warrants, preemptive rights, rights of first refusal, rights of first offer, or other rights or other arrangements or commitments outstanding obligating SFHC or any SFHC Partner to issue, sell or otherwise cause to be outstanding any partnership interests in SFHC, any security convertible into or exercisable or exchangeable for partnership interests in SFHC, or any other direct equity participation in SFHC. As of the Closing Date, (i) there will be no outstanding or authorized equity appreciation, phantom interest, profit participation or similar rights with respect to which SFHC has any obligation, and (ii) there will be no voting trusts, proxies, or other similar agreements or understandings with respect to the partnership interests in SFHC.

                  (e) Brokers' Fees. Except for fees that may be payable to Montgomery Securities or its Affiliates in connection with the Contemplated Transactions, SFHC has no liability or obligation to pay any fees or commissions to any broker, finder, or similar agent with respect to the Contemplated Transactions. Any fees payable to Montgomery Securities or its Affiliates in connection with the consummation of the Contemplated Transactions that arise out of an agreement between SFHC (or an Affiliate of SFHC) and Montgomery Securities or an Affiliate of Montgomery Securities shall be the sole obligation of the SFHC Partners, and such fees shall be satisfied by the SFHC Partners in accordance with Section 10(b) hereof.

                  (f) Subsidiaries and Investments. As of the Closing Date (following the Reorganization Transactions and the Excluded Asset Distribution Transactions), SFHC will not own any subsidiaries or investments in any other corporation or business organization except for those listed in Section 6(f) of the SFHC Disclosure Schedule (collectively, the "Subsidiaries" or individually, a "Subsidiary"). As of the Closing Date, each Subsidiary of SFHC will be duly organized, validly existing and in good standing under the laws of the state of its organization with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is then conducted. As of the Closing Date, all of the outstanding shares of equity interests of each Subsidiary will be owned beneficially and of record by SFHC free and clear of any Liens (other than Permitted Liens) and said equity interests will be duly and validly issued and outstanding, fully paid and non-assessable. As of the Closing Date, none of the Subsidiaries will be in violation of any term of its organization documents. As of the Closing Date, each Subsidiary will be duly qualified to do business in each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect on SFHC. As of the Closing Date, there will be no outstanding warrants, options or other rights to purchase or acquire any of the equity interests of capital stock of any Subsidiary, or any outstanding securities convertible into such equity interests or outstanding warrants, options or other rights to acquire any such convertible securities.

                  (g) Financial Statements. Section 6(g) of the SFHC Disclosure Schedule contains the following financial statements (collectively, the "Financial Statements"):

                           (i) audited consolidated balance sheet of SFHC and its consolidated subsidiaries as of January 3, 1997 and the audited consolidated statements of operations and changes in partners' equity of SFHC and its consolidated subsidiaries for the fiscal year then ended; and

                           (ii) unaudited consolidated balance sheet of SFHC and its consolidated subsidiaries as of January 2, 1998 (the "Base Balance Sheet") and the unaudited consolidated statements of operations and changes in partners' equity of SFHC and its consolidated subsidiaries for the fiscal year then ended.

Except as disclosed therein or in the notes thereto, the Financial Statements fairly present in all material respects the consolidated financial condition of SFHC and its consolidated subsidiaries as of the dates thereof and consolidated results of operations of SFHC and its consolidated subsidiaries for the periods covered thereby and have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject in the case of unaudited financial statements to changes resulting from normal year-end adjustments and to the absence of footnote disclosure.

                  (h) Events Subsequent to the Financial Statements. From January 3, 1998 to the date of this Agreement, there has not been any event which has resulted in a Material Adverse Effect on SFHC. From January 3, 1998 to the date of this Agreement, SFHC has conducted its businesses in the ordinary course of business, has incurred no liabilities outside the ordinary course of business of a type required to be disclosed on a balance sheet under GAAP and has not, other than as explicitly required or permitted by the terms of this Agreement or as set forth in Section 6(h) of the SFHC Disclosure Schedule:

                           (i) sold, assigned, conveyed, transferred, canceled, leased, licensed, or encumbered any tangible assets, Intellectual Property or other intangible asset or right other than in the ordinary course of business;

                           (ii) entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) other than in the ordinary course of business;

                           (iii) other than in the ordinary course of business, accelerated, terminated, modified (except pursuant to Buyer's instructions) or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $100,000 to which SFHC is a party or by which it is bound;

                           (iv) sold, assigned, transferred, abandoned or permitted to lapse any licenses or permits which, individually or in the aggregate, are material to the Business, or any Intellectual Property or other intangible assets other than in the ordinary course of business;

                           (v) except as previously disclosed in the Financial Statements or in the notes thereto, other than in the ordinary course of business and other than with respect to the Excluded Assets and Excluded Liabilities, made any loan or advance to, or guarantee for the benefit of, or any investment in, any Person;

                           (vi) other than in the ordinary course of business and other than with respect to the Excluded Assets and Excluded Liabilities, made capital expenditures and commitments therefor in excess of $100,000;

                           (vii) mortgaged or pledged any of its assets or subjected any of them to any Lien (other than a Permitted Lien) or created, incurred or assumed any debt for borrowed money in excess of $100,000;

                           (viii) experienced any material damage, destruction, or loss (whether or not covered by insurance) to any of its properties or assets;

                           (ix) entered into any employment contract or collective bargaining agreement, written or oral, not terminable at will relating to management personnel or which, singly or in the aggregate, represents a commitment by SFHC for wages or salary in excess of $100,000 per year, or modified the terms of any such existing contract or agreement other than with respect to increases in base compensation;

                           (x) granted any increase in the base compensation of any of its managers, officers or employees other than in the ordinary course of business;

                           (xi) adopted, amended, or modified in any material respect, any bonus plan, profit-sharing plan, incentive plan, severance plan, Employee Pension Benefit Plan, Employee Welfare Benefit Plan or other plan, contract or commitment for the benefit of any of its managers, officers and employees;

                           (xii) other than (A) in the ordinary course of business, (B) with respect to the Excluded Assets and Excluded Liabilities, and (C) ordinary course employment and deferred compensation and bonus arrangements entered into in accordance with past custom and practice and which shall be paid prior to Closing, entered into any transaction with any of its managers, officers, employees or Affiliates;

                           (xiii) declared, set aside or paid any dividend or other distribution in excess of $100,000 in the aggregate in respect of any securities or other interests in SFHC; or issued, sold, delivered or agreed to issue, sell or deliver or authorize the issuance, sale or delivery of, or redeem or repurchase, any securities or other interests in SFHC or any rights, warrants or options to acquire any securities or other interests in SFHC;

                           (xiv) experienced any other occurrence, event, incident, action, failure to act or transaction outside of the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business, that in either case has resulted in Material Adverse Effect on SFHC; or

                           (xv) entered into any binding commitment to do any of the foregoing.

                  (i) Legal Compliance. SFHC is in compliance with all Applicable Laws, and no action, suit, proceeding, hearing or investigation is pending (or, to the knowledge of SFHC, is being overtly threatened) against SFHC before any court or Government Entity, alleging any failure to so comply, except to the extent that the actual or alleged failure to comply has not had and will not have a Material Adverse Effect on SFHC.

                  (j) Leased Properties. Section 6(j) of the SFHC Disclosure Schedule lists all real property that is leased by SFHC from any other Person as of the date of this Agreement in connection with the Business and the leases, subleases and agreements by which such property is occupied. With respect to each such parcel of leased real property listed in Section 6(j) of the SFHC Disclosure Schedule: (i) the leases, subleases and agreements described in
Section 6(j) of the SFHC Disclosure Schedule constitute all of the leases, subleases and agreements under which SFHC holds any interest in any real estate used in connection with its Business as of the date of this Agreement; (ii) SFHC has made available to Buyer or its counsel true, correct and complete copies of all of the leases, subleases and agreements described in Section 6(j) of the SFHC Disclosure Schedule; (iii) each such lease, sublease or agreement is legal, valid, binding, and enforceable by SFHC, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity); (iv) neither SFHC nor, to the knowledge of SFHC, any other party to any such lease, sublease or agreement is in breach or default thereof, and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default or permit termination, modification or acceleration thereof or thereunder, except to the extent such breach, default, termination, modification or acceleration would not have a Material Adverse Effect on SFHC; (v) to the knowledge of SFHC, no party to any such lease, sublease or agreement has repudiated any provision thereof; (vi) no such lease, sublease or agreement has been modified in any respect, except to the extent disclosed in documents made available to Buyer or its counsel; (vii) other than as contemplated by the

Reorganization Transactions, SFHC has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any leasehold or subleasehold (except in connection with the imposition of any Permitted Lien);
(viii) to the knowledge of SFHC, all buildings and improvements being leased to SFHC are supplied with utilities and other services necessary for the operation thereof (including gas, electricity, water, telephone, sanitary and storm sewers and access to public roads); and (ix) there are no pending (or, to the knowledge of SFHC, threatened) lawsuits, or other administrative actions against SFHC relating to any parcel leased to SFHC or other matters affecting adversely the current use, occupancy, or value of such parcel by or to SFHC.

                  (k)      Title.

                           (i) SFHC owns good and valid title, free and clear of all Liens (other than Permitted Liens and except for rights of licensors and lessors of such assets which are subject to a license or lease described in the SFHC Disclosure Schedule, or not required to be described in the SFHC Disclosure Schedule), to all of the tangible personal and intangible property and assets of such entity shown on the Financial Statements or acquired thereafter, other than (A) property and assets which have been disposed of in the ordinary course of business, and (B) property and assets which have been transferred with respect to the Reorganization Transactions and the Excluded Asset Distribution Transactions.

                           (ii) SFHC shall, as of the Closing Date, be the holder of the lessee's interest in the parcels of real estate comprising the Innkeepers Properties, in each case, free and clear of all Liens (other than Permitted Liens).

                  (l) Condition of Assets. All of the machinery, equipment and other Tangible Personal Property and assets of SFHC are in good condition and repair, except for ordinary wear and tear.

                  (m)      Tax Matters.

                           (i) SFHC has filed or shall timely file all Tax Returns which are required to be filed by SFHC through the Closing Date and all such Tax Returns truly, completely and accurately, in all material respects, set forth the amount of any Taxes payable for the applicable period covered thereby.

                           (ii) All Taxes due and payable as of the Closing Date by SFHC, whether or not shown by SFHC on a Tax Return, have been paid or shall be paid by SFHC on or prior to the Closing Date; all Taxes accrued prior to the date of the Base Balance Sheet but not then due are shown on the Financial Statements and no Taxes payable by SFHC are delinquent.

                           (iii) No deficiency for any amount of Tax has been asserted by written notice by a taxing authority against SFHC with respect to the operations of SFHC, except for deficiencies that have been paid or settled or are otherwise no longer pending, and SFHC has no knowledge that any such deficiency assessment or asserted Tax liability is about to be made.

                           (iv) SFHC does not reasonably expect any taxing authority to claim or assess any additional Taxes for any period from and after the date of the Financial Statements through the Closing Date.

                           (v) SFHC has not consented to extend the time beyond the Closing in which any Tax may be assessed or collected by any Taxing authority.

                           (vi) SFHC has no liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of local, state or foreign Tax law.

                           (vii) SFHC is not a party to or bound by any Tax allocation or Tax sharing agreement and SFHC has no contractual obligation to indemnify any other Person with respect to Taxes.

                           (viii) SFHC is, and since its formation has been validly classified as, a partnership for federal income tax purposes, and no election has been made or will be made on or prior to the Closing Date to treat SFHC as an association taxable as a corporation for federal income tax purposes or for state tax purposes.

                           (ix) No written claim has ever been made by a taxing authority in a jurisdiction where SFHC does not pay Tax or file Tax Returns that SFHC is or may be subject to Taxes assessed by such jurisdiction, except for claims that have been satisfied or settled or are otherwise no longer pending.

                           (x) SFHC has no knowledge of, nor has it received any written notice of, any special taxes or assessments including any withholding taxes or "rollback" taxes relating to any of the real properties listed in the SFHC Disclosure Schedule or any part thereof or any planned public improvements that may result in a special tax or assessment against the real properties listed in the SFHC Disclosure Schedule or any of them.

                           (xi) SFHC has withheld and prior to Closing shall have paid all Taxes required to have been withheld and paid in connection with amounts paid or owing by SFHC to any employee, creditor, independent contractor or other third party.

                           (xii) Section 6(m) of the SFHC Disclosure Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which SFHC is required to file Tax Returns as of the date hereof relating to the Business.

                           (xiii) The SFHC Partners will allocate any consideration received from Buyer hereunder in the proportions described in a statement to be delivered by the SFHC Partners' Representative to Buyer at the Closing.

For purposes of this Section 6(m), all references to SFHC shall include all entities, some or all of the assets of which, are acquired by SFHC pursuant to the Reorganization Transactions, provided, however, that for purposes of Section 6(m)(viii), references to "SFHC" shall not include any such entities organized as corporations under applicable state law.

                  (n)      Intellectual Property.

                           (i) Section 6(n) of the SFHC Disclosure Schedule sets forth a complete and correct list as of the date hereof of all:

                                     (A) patented or registered Intellectual
         Property and pending patent applications or other applications for registrations of Intellectual Property owned or filed by or on behalf of SFHC;

                                     (B) trade names, Internet domain names and
         material unregistered trademarks and service marks owned by SFHC; and

                                     (C) licenses or similar agreements or
         arrangements for the Intellectual Property to which SFHC is a party, either as licensee or licensor, other than with respect to commercial software products that are generally available to the public.

                           (ii) SFHC owns and possess all right, title and interest in and to, or to the knowledge of SFHC has a valid and enforceable license or other right to use, the Intellectual Property used in the operation of the Business as currently conducted free and clear of all Liens other than Permitted Liens. To the knowledge of SFHC, no claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property used by SFHC or its Affiliates in the operation of the Business as currently conducted has been made and is currently outstanding or is being overtly threatened, and there are no meritorious grounds for any such claim that would be material. To the knowledge of SFHC, no loss or expiration of any Intellectual Property used by SFHC or its Affiliates in the operation of the Business as currently conducted is being overtly threatened, is pending or is reasonably foreseeable. SFHC has not received any written notice of, and SFHC has no knowledge of any facts which indicate a likelihood of, any infringement or misappropriation by any third party with respect to Intellectual Property used by SFHC or its Affiliates in the operation of the Business as currently conducted or any conflict of any third party's Intellectual Property with any such Intellectual Property used by SFHC or its Affiliates. To the knowledge of SFHC, SFHC has not infringed, misappropriated or otherwise conflicted with any Intellectual Property rights of any third parties and no infringement, misappropriation or conflict by SFHC will occur as a result of the operation by SFHC or its Affiliates of the Business as currently conducted.

                           (iii) SFHC has taken all commercially reasonable action to maintain and protect the Intellectual Property owned by SFHC or its Affiliates or used by SFHC or its Affiliates in the operation of the Business as currently conducted except where failure to do so will not have a Material Adverse Effect on SFHC; the Intellectual Property owned by SFHC or its Affiliates or used by SFHC or its Affiliates in the operation of the Business as currently conducted will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing.

                  (o) Contracts and Commitments. Section 6(o) of the SFHC Disclosure Schedule lists all of the "Material Contracts." For purposes of this Agreement, a "Material Contract" shall mean a material written or oral binding executory contract to which SFHC is a party as of the date of this Agreement that is in one of the categories specified in the following clauses of this
Section 6(o):

                           (i) (A) any contract for the employment of any officer, individual employee or other person, (B) any consulting contract with any natural person whose annual cash compensation exceeds $100,000, (C) any contract with any labor union, (D) any severance agreement involving payments by SFHC to any employee in excess of $25,000 in any one case or in excess of $50,000 in the aggregate or (E) any agreement relating to loans by SFHC or any Affiliate of SFHC to officers, managers or Affiliates of SFHC, other than advances in the ordinary course of business;

                           (ii) any agreement or indenture evidencing indebtedness for borrowed money in excess of $25,000 or the mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any asset or group of assets of SFHC;

                           (iii) any outstanding powers of attorney executed on behalf of SFHC;

                           (iv) any guarantee of any obligation for borrowed money in excess of $25,000;

                           (v) any agreement with respect to the lending or investing of funds in excess of $25,000 to or in any other Person;

                           (vi) any management contract or other similar arrangement relating to SFHC's management and operation of hotels in excess of $25,000;

                           (vii) any partnership, joint venture or other similar agreement or arrangement (except for agreements relating to entities that will be dissolved as of or prior to the Closing pursuant to the Reorganization Transactions);

                           (viii) any lease or agreement under which SFHC is lessee of or holds or operates any property, real or personal, owned by any other party and which requires payments by SFHC to such other party of more than $20,000 per annum;

                           (ix) any lease or agreement under which SFHC is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

                           (x) any assignment, license, indemnification or other agreement with respect to any form of Intellectual Property (other than with respect to pre-packaged commercial software products that are generally available to the public), or any franchise or marketing representation agreement or arrangement;

                           (xi) any contract or group of related contracts with the same party (excluding purchase orders and other purchasing arrangements entered into in the ordinary course of business) for the purchase or sale of products or services under which the undelivered balance of such products and services has a selling price in excess of $25,000;

                           (xii) any contract which limits SFHC's legal right to use any Intellectual Property anywhere in the world, except as required by applicable licenses, or which prohibits SFHC from freely engaging in business anywhere in the world;

                           (xiii) any material agreement with any Government Entity;

                           (xiv) any contract or group of related contracts with the same party continuing over a period of more than six months from the date hereof involving $25,000 individually or $100,000 in the aggregate that is not terminable by SFHC on sixty (60) days or less notice without penalty;

                           (xv) any contract relating to the marketing or sales of SFHC's services involving $25,000 or $100,000 in the aggregate;

                           (xvi)    the Development Agreements;

                           (xvii)   the Master Lease and Percentage Leases;

                           (xviii)  the Operating Agreements;

                           (xix)    the Purchase Agreements;

                           (xx)     the Occupancy Agreements;

                           (xxi)    the Management Agreements; and

                           (xxii) any other agreement material to the Business or involving payments or receipts greater than $100,000 in any fiscal year.

         SFHC has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any written claim (other than a claim which is no longer pending) of default or breach under any agreement, lease, contract, commitment or other agreement to which it is a party that has not been cured under the terms of any such agreement, except where such nonperformance, default or breach would not have a Material Adverse Effect on SFHC; and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any such agreement (or would allow any other party to such agreement to take any action) which would have a Material Adverse Effect on SFHC. SFHC has no knowledge of any pending material breach or reasonably foreseeable material breach by any other party of any material agreement to which SFHC is a party relating to the Business. Upon consummation of the Contemplated Transactions, subject to the receipt of any necessary approvals and consents set forth in Section 6(o) of the SFHC Disclosure Schedule, each Material Contract described in the SFHC Disclosure Schedule shall be in full force and effect without penalty or other modification except as would not reasonably be expected to have a Material Adverse Effect on SFHC or a Material Adverse Effect on Buyer. Buyer has been supplied with a true and correct copy of each of the Material Contracts which are referred to in Section 6(o) of the SFHC Disclosure Schedule, together with all amendments, continuing waivers or other modifications thereto and renewals and extensions thereof.

                  (p) Insurance; Banking Relations. Section 6(p) of the SFHC Disclosure Schedule lists and briefly describes all of the insurance policies maintained by SFHC as of the date hereof (the "Insurance Policies"). To the knowledge of SFHC, all of such Insurance Policies are in full force and effect and, subject to their terms, will remain in full force and effect following the Closing without any further action or payment by Buyer (other than premiums payable in the ordinary course) and SFHC is not in default with respect to its obligations under any of such Insurance Policies and has not received any written notification of cancellation of any of such Insurance Policies and has no claim outstanding as of the date hereof which would reasonably be expected to cause a material increase in its insurance rates. SFHC maintains insurance coverage of a type and amount customary for organizations of similar size engaged in similar lines of business. All of the accounts and agreements which SFHC has with any banking institution as of the date hereof are described in
Section 6(p) of the SFHC Disclosure Schedule, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the authorized signatories or transaction agents in respect thereof.

                  (q) Litigation; Proceedings. There are no actions, suits, proceedings (including grievance proceedings), hearings, orders or (to the knowledge of SFHC) investigations pending or to the knowledge of SFHC being overtly threatened in writing against or specifically affecting, SFHC or the Business (or, to the knowledge of SFHC, pending or threatened against or affecting any of the officers, managers or employees of SFHC with respect to the Business), at law or in equity, before or by any Government Entity which would reasonably be expected to have a Material Adverse Effect on SFHC or which would have a Material Adverse Effect on SFHC's ability to consummate the Contemplated Transactions. SFHC (i) is not specifically subject to any judgment, order or decree of, or settlement or conciliation agreement subject to enforcement by, any Government Entity which would reasonably be expected to have a Material Adverse Effect on SFHC and (ii) is not engaged in any pending lawsuit to recover moneys due it or for damages sustained by it in excess of $25,000 in amount.

                  (r) Licenses. As of the Closing Date, SFHC will own or possess all necessary right, title and interest in and to all of the Licenses that are necessary to conduct the Business as presently conducted by SFHC and its Affiliates on the date hereof, including, without limitation, all Licenses required under any federal, state or local law relating to public health and safety, employee health and safety, pollution or protection of the environment, other than those Licenses where the failure to obtain such Licenses would not reasonably be expected to have a Material Adverse Effect on SFHC. As of the date hereof, SFHC and its Affiliates are, and as of the Closing Date, SFHC will be, in material compliance with the terms and conditions of such Licenses and neither SFHC nor any Affiliate has received any written notices that it is in violation of any of the terms or conditions of such Licenses, except for any noncompliance or notice that has been remedied, satisfied or is no longer pending or that would not have a Material Adverse Effect on SFHC. SFHC and its Affiliates have taken and will take all necessary action to maintain such Licenses, and no loss or expiration of any such License is (to the knowledge of SFHC) being overtly threatened, pending or reasonably foreseeable other than expiration in accordance with the terms thereof or such loss or expiration that would not have a Material Adverse Effect on SFHC.

                  (s)      Employees.

                           (i) SFHC is in compliance with all laws and regulations relating to labor and employment including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining, immigration and the payment of social security and other taxes, except where the failure to be in compliance would not have a Material Adverse Effect on SFHC.

                           (ii) There is no charge or complaint pending or, to the knowledge of SFHC, being overtly threatened before any Government Entity against SFHC, or to the knowledge of SFHC against any of its employees, officers or managers, alleging violation of any federal, state or local statute, ordinance or regulation relating to any employee's (or group of employees') employment or prospective employment at SFHC, except for any such charge or complaint that would not have a Material Adverse Effect on SFHC; and, to the knowledge SFHC, no reasonable basis for any such claim exists, nor will the Contemplated Transactions form the basis of or result in any such charge or complaint.

                           (iii) Since January 1, 1997, SFHC has not experienced any union organizing attempt, strikes, work stoppage or slow down, or any other organized labor dispute, and no such action is currently pending against SFHC or, to the knowledge of SFHC being overtly threatened against SFHC.

                           (iv) As of the date hereof, SFHC is not a party to any collective bargaining agreement or relationship with any labor union.

                           (v) To the knowledge of SFHC, as of the date hereof and except as contemplated by this Agreement, no executive officer or general manager of SFHC or any subsidiary of SFHC has any plans to terminate his, her or their employment with such entity.

                           (vi) No current or former employee of SFHC is asserting any claim against SFHC or, to the knowledge of SFHC, is overtly threatening to assert any claim against SFHC for overtime pay, wages, salary or bonus or vacation time, excluding in each case current payroll periods.

                           (vii) Neither SFHC nor to the knowledge of SFHC any of its partners, officers or key employees is subject to any noncompete, nonsolicitation or similar agreement adversely affecting in any material respect, or in material conflict with, the Business or his, her or its activities for the Business.

                           (viii) SFHC has not implemented any plant or operating unit closing, or layoff of employees, that would implicate the Worker Adjustment Retraining and Notification ("WARN") Act of 1988, as amended, or any similar state or local law or regulation, and no such layoffs will be implemented before Closing without advance notification to Buyer.

                  (t) Employee Benefits. SFHC has no deferred or incentive compensation plan, profit sharing plan, retirement plan, hospitalization plan, Employee Pension Benefit Plans or Employee Welfare Benefit Plans. SFHC is not a participating or contributing employer in any Multiemployer Plan with respect to its employees nor has SFHC incurred any withdrawal liability with respect to any Multiemployer Plan or any liability in connection with the termination or reorganization of any Multiemployer Plan. SFHC has not incurred liability and no fact or event exists that could reasonably be expected to give rise to any liability to the PBGC or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any Employee Pension Benefit Plan that SFHC or any member of its Controlled Group (within the meaning of Code Section 414(b) and (c)) has ever maintained, or to which any of them has ever contributed, or ever has been required to contribute. Any such plans that SFHC has ever maintained or to which it has ever contributed, have been administered in all material respects in accordance with the terms and requirements of ERISA and the Code and all applicable laws. SFHC is not directly or indirectly related to the Central States Southeast and Southwest Areas Pension Fund within the meaning of Section 514(c)(9)(B)(iv) of the Code. The assets of the Summerfield Employee Benefits Trust are as of the date hereof as set forth on Section 6(t) of the SFHC Disclosure Schedule.

                  (u) Environment, Health and Safety. Except as set forth in the environmental reports delivered to Buyer and listed in Section 6(u) of the SFHC Disclosure Schedule:

                           (i) SFHC has obtained all permits, licenses, and other authorizations which are required to have been obtained by SFHC or its Affiliates for the ownership and operation of the Business as currently conducted under all applicable Environmental, Health and Safety Laws, except where the failure to obtain such permits, licenses and other authorizations would not have a Material Adverse Effect on SFHC;

                           (ii) neither SFHC nor any Affiliate has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated the Business or any property or facility (and, to the knowledge of SFHC, no such property or facility is contaminated with hazardous materials, substances or waste) so as to give rise to any liability or corrective or remedial obligation under any Environmental, Health and Safety Laws, other than any liabilities or corrective or remedial obligations that would not have a Material Adverse Effect on SFHC;

                           (iii) SFHC and its Affiliates have complied with all Environmental, Health and Safety Laws (except where the failure to be in compliance would not have a Material Adverse Effect on SFHC) and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice is to the knowledge of SFHC, pending or overtly threatened against SFHC alleging any failure to so comply;

                           (iv) SFHC has not expressly assumed or undertaken any liability of any other Person under any Environmental, Health and Safety Laws;

                           (v) to the knowledge of SFHC, no underground storage tanks, landfills or waste disposal areas, asbestos-containing materials, or PCB-containing equipment or fluids have been or are present on any real property listed on the SFHC Disclosure Schedule; and

                           (vi) to SFHC's knowledge, the Contemplated
         Transactions do not impose any obligations under any Environmental, Health and Safety Laws for site investigation or cleanup, or notification to any Government Entity or third parties other than such obligations which, if not fulfilled, would not reasonably be expected to impose a Material Adverse Effect on SFHC.

                  (v) Insider Interests. No officer, partner or manager of SFHC or any relative or Affiliate of any such Person has any agreement with SFHC (whether as vendor, service provider, supplier or otherwise) or any interest in any property (real, personal or mixed, tangible or intangible) used in or pertaining to the Business, except solely as a partner or employee of SFHC or such Affiliate, as the case may be.

                  (w) Designated Properties Formula. If the owner of a particular Designated Property is a party to a management agreement, franchise agreement and/or lease agreement as of the date hereof and if (through December 31, 2000) all of such agreements were to remain exactly the same as they currently are (and all fees payable thereunder were to be calculated in exactly the same manner as they are currently calculated), then the 1998 Pro Forma Fee Amount, the 1999 Pro Forma Fee Amount, and the 2000 Pro Forma Fee Amount with respect to such Designated Property would not exceed the aggregate dollar amount of all management, lease, franchise, corporate and brand related fees for the "Applicable Period" referred to in Section 2(f) that would be generated with respect to such Designated Property under such management, franchise, and lease agreements.

                  (x) Disclosure. As of the date hereof, the representations and warranties and statements by SFHC contained in this Agreement and in the SFHC Disclosure Schedule do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

         Section 7. Representations and Warranties of Buyer. As a material inducement to SFHC and the SFHC Partners to perform its obligations under this Agreement, Buyer hereby represents and warrants to SFHC and the SFHC Partners as follows:

                  (a) Organization of Buyer and Certain Affiliates. Each of Buyer and Operating Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business in all jurisdictions in which such qualification is required, except where the failure to do so would not have a Material Adverse Effect on Buyer or a material adverse effect on the business, results of operations or financial condition of Operating Partnership, respectively. Each of Patriot REIT and Wyndham International, Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. Each of Patriot REIT and Wyndham International, Inc. is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified could not reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Patriot REIT and its subsidiaries, taken as a whole, or Wyndham International, Inc. and its subsidiaries, taken as a whole, respectively.

                  (b) Authorization of Transaction. Each of the Patriot/Wyndham Entities has full power and authority to enter into the Transaction Documents to which it is a party and to perform all of its obligations thereunder. The execution and delivery of the Transaction Documents to which each Patriot/Wyndham Entity is a party and the performance by such Patriot/Wyndham Entity of its obligations thereunder have been duly authorized by such action as may be required, and no further action or approval is required in order to consummate transactions contemplated by the Transaction Documents to which such Patriot/Wyndham Entity is a party or to constitute each of such Transaction Documents as a binding and enforceable obligation of such Patriot/Wyndham Entity.

                  (c) Noncontravention. Neither the execution and the delivery of the Transaction Documents, nor the consummation of the Contemplated Transactions or the performance of any obligation under any of the Transaction Documents shall, except as explicitly required or permitted herein (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Government Entity to which any Patriot/Wyndham Entity is subject or any provision of its partnership agreement, certificate of incorporation or by-laws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Patriot/Wyndham Entity is a party or by which any Patriot/Wyndham Entity is bound unless such effect does not have a Material Adverse Effect on Buyer or a material adverse effect on the financial condition or results of operations of such other Patriot/Wyndham Entity, as the case may be. Except as set forth in Section 7(c) of the Buyer Disclosure Schedule to be attached hereto, none of the Patriot/Wyndham Entities is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Government Entity or third party in order to enter into the Transaction Documents or to consummate the Contemplated Transactions or perform any obligation under any of the Transaction Documents, except where the failure to make or obtain such notice, filing, authorization, consent or approval would not have a Material Adverse Effect on Buyer or a material adverse effect on the financial condition or results of operations of such other Patriot/Wyndham Entity, as the case may be.

                  (d) Status of the Partnership Agreement The partnership agreement of each of Buyer and the Operating Partnership is in full force and effect, a true, complete and correct copy thereof has been delivered to SFHC and there are no dissolution, termination or liquidation proceedings pending or contemplated with respect to Buyer or the Operating Partnership, respectively. Each of Buyer and the Operating Partnership is, and has been since the date of its formation, taxable as a "partnership" as defined in Section 7701(a) of the Code and is, and has been since the date of its formation, not taxable as a corporation by reason of not being a publicly traded partnership within the meaning of Section 7704 of the Code.

                  (e) No Litigation; Proceedings. There are no pending or, to Buyer's knowledge, overtly threatened investigations, actions, suits, proceedings or claims against or affecting any Patriot/Wyndham Entity at law or in equity or before or by any Government Entity which, if determined adversely, would have a Material Adverse Effect on Buyer or a material adverse effect on the financial condition or results of operations of such other Patriot/Wyndham Entity, as the case may be, or adversely affect the ability of any Patriot/Wyndham Entity to consummate the transactions contemplated by the Transaction Documents to which it is a party.

                  (f) Units. As of the date of this Agreement, there are (i) 9,918,306 Units and 1,324,804 Series B Preferred Units outstanding, and (ii) 9,918,306 Operating Units, 931,972 Series A Preferred Operating Units, 1,324,804 Series B Preferred Operating Units, and 476,682 Series C Preferred Operating Units outstanding. There are no restrictions on the transfer of the Units or Operating Units other than those contained in this Agreement, the partnership agreement of Buyer (or the Operating Partnership, as applicable) in each case as amended from time to time or the Registration Rights Agreement and those arising from federal and applicable state securities laws. Except as set forth in
Section 7(f) of the Buyer Disclosure Schedule attached hereto and except as created by this Agreement, as of the date hereof, there are no outstanding subscriptions, options, warrants, preemptive or other rights or other arrangements or commitments obligating Buyer to issue any Units or obligating the Operating Partnership to issue any Operating Units. If and when issued, the shares of common stock, $.01 par value of Patriot REIT issuable upon redemption (in accordance with the partnership agreement of Buyer) of the Units delivered pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable. If and when issued, the shares of common stock, $.01 par value of Wyndham International, Inc. issuable upon redemption (in accordance with the partnership agreement of the Operating Partnership) of the Operating Units deliverable pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable. At the Closing, upon receipt of the Contributed Interests, Buyer will have issued the Units free and clear of all Liens (other than any Liens in favor of the partners of Buyer pursuant to the Partnership Agreement), and as of the Closing, each of the SFHC Partners will be admitted as a limited partner of Buyer. The issuance of the Units to the SFHC Partners at the Closing will not require any approval or consent of any Government Entity except any such approval that shall have been obtained on or prior to the Closing. At the Closing, upon receipt of the Promissory Note Consideration, the Operating Partnership will have issued the Operating Units free and clear of all Liens (other than Liens in favor of the partners of Operating Partnership pursuant to the Operating Partnership Agreement), and as of the Closing, each of the SFHC Partners will be admitted as a limited partner of the Operating Partnership. The issuance of the Operating Units to the SFHC Partners at the Closing will not require any approval or consent of any Governmental Entity except any such approval that shall have been obtained on or prior to the Closing.

                  (g) SEC Reports. Each of the reports and other documents listed below filed with the Securities and Exchange Commission ("SEC") by the corresponding entity with respect to the corresponding period (as such documents have been amended prior to the date hereof, collectively, the "PAH SEC Reports"), as of their respective dates, complied in all material respects with the applicable requirements of the federal securities laws. None of the PAH SEC Reports, as of their respective dates, contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent filings prior to the date hereof. All reports and other documents required to have been filed with the SEC since December 31, 1996 by the entities identified below have been so filed on a timely basis, except where the failure to make such filing does not have a material adverse effect on such entity.

                                 PAH SEC Reports

       Entity                    Filing Period                Reports
       Patriot American          12/31/96 - 7/1/97            10-K, 10-Q, 8-K,
         Hospitality, Inc.,                                   Proxy Statements
         a Virginia corporation

       Patriot American          7/1/97- date hereof                  10-Q, 8-K,
         Hospitality, Inc.,                                   Proxy Statements
         a Delaware corporation

       Patriot American          7/1/97 - date hereof                 10-Q, 8-K,
         Hospitality Operating                                Proxy Statements
         Company (currently
         named Wyndham
         International, Inc.)

                  (h) Partnership Admission Agreements. The representations and warranties contained in the Partnership Admission Agreements will be true and correct in all material respects as of the Closing Date.

                  (i) Financial Statements. Each of the consolidated balance sheets of each of Patriot REIT and Wyndham International, Inc. included in or incorporated by reference into the PAH SEC Reports (including the related notes and schedules) as of their respective dates, complied as to form in all material respects with applicable accounting requirements and federal securities laws and fairly presents the consolidated financial position of Patriot REIT and Wyndham International, Inc. (and their respective consolidated subsidiaries), respectively, and each of their respective consolidated statements of income, retained earnings and cash flows included or incorporated by reference into the PAH SEC Reports (including any related notes and schedules) as of their respective dates, complied as to form in all material respects with applicable accounting requirements and federal securities laws and fairly presents the results of operations, retained earnings, or cash flows, as the case may be, of Patriot REIT and

Wyndham International, Inc.(and their respective consolidated subsidiaries), respectively, for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with GAAP applied on a consistent basis during the respective period involved, except as may be noted therein and except, in the case of unaudited statements, as permitted by Form 10-Q pursuant to Section 13 of the Securities Exchange Act of 1934, as amended). Except (i) as reflected in such financial statements or in the notes thereto,
(ii) as contemplated hereunder, (iii) for liabilities incurred in connection with this Agreement or the Contemplated Transactions, and (iv) for liabilities and obligations incurred since September 30, 1997 in the ordinary course of business consistent with past practice, neither Patriot REIT, Wyndham International, Inc., nor any of their respective subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), including liabilities arising under any Environmental, Health and Safety Laws, required by GAAP to be reflected in a consolidated balance sheet of Patriot REIT and Wyndham International, Inc. and their respective consolidated subsidiaries and which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of any Patriot/Wyndham Entity, or on its ability to perform its respective obligations under this Agreement. Between September 30, 1997 and the date of this Agreement, there has not occurred any event which has had or which would reasonably be expected to have a Material Adverse Effect on Buyer or a material adverse effect on the financial condition or results of operations of any other Patriot/Wyndham Entity.

                  (j) German Law Compliance. Each of the Patriot/Wyndham Entities has complied or will comply as of the Closing Date in all material respects with all registration requirements and any other requirements under all applicable laws, rules and regulations of the Republic of Germany and any applicable political subdivision thereof, and has taken or will take on or prior to the Closing Date all other actions, necessary to ensure that any SFHC Partner who is or who becomes a resident or citizen of the Republic of Germany may lawfully hold the Units, Operating Units and Paired Shares without any material penalty.

         Section 8. Pre-Closing Covenants.

                  (a) Affirmative Covenants of SFHC. From and after the date of this Agreement to the Closing Date, except as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed) or otherwise contemplated by this Agreement (including the Exhibits hereto and the SFHC Disclosure Schedule or any of the other Transaction Documents), SFHC shall:

                           (i) effect the Reorganization Transactions prior to the Closing substantially in accordance with the terms set forth in
         Exhibit 1.2 attached hereto and effect the Excluded Asset Distribution Transactions;

                           (ii) conduct its operations according to the ordinary course of business and use commercially reasonable efforts to (A) preserve substantially intact its business organization, (B) keep available the services of officers and general managers, and (C) maintain satisfactory relationships with suppliers, customers, franchisees and others having business relationships with it;

                           (iii) promptly inform Buyer in writing upon learning of any material inaccuracy in the representations and warranties contained in Section 6 (which notification shall not be deemed to amend any disclaimers made therein or cure any breach thereof) or of any facts, circumstances or conditions of which SFHC or the SFHC Partners' Representative becomes aware which are likely to result in the Buyer's conditions to Closing not being satisfied by the Scheduled Closing Time;

                           (iv) permit representatives and agents of Buyer to have reasonable access (upon reasonable advance notice, during normal business hours) to its books, records, property, facilities, customers, suppliers, sales representatives, consultants, key employees and independent accountants in connection with Buyer's due diligence review; provided, however, that Buyer shall ensure that none of its representatives or agents interferes with or otherwise disrupts the business or operations of SFHC or violates any provision of the Confidentiality Agreements (as defined below) while exercising the rights provided in this Section 8(a)(iv);

                           (v) use commercially reasonable efforts to obtain the Consents referred to in Section 4(c) hereof and to cause the other conditions to the obligations of SFHC, each SFHC Partner and Buyer hereunder to be satisfied;

                           (vi) use commercially reasonable efforts to maintain the existence of and protect all material Intellectual Property used in the Business;

                           (vii) use commercially reasonable efforts to comply with all Applicable Laws in the operation of the Business (including, without limitation, Environmental, Health and Safety Laws);

                           (viii) maintain its books, accounts and records in accordance with past practice, and in accordance with GAAP, in each case in all material respects and deliver to Buyer on or prior to the Closing Date originals or copies of all of such books, accounts and records and such other related workpapers or materials as Buyer may reasonably request;

                           (ix) deliver to Buyer (A) prior to the Closing Date, the audited Base Balance Sheet and the audited consolidated statements of operations and changes in partners' equity of SFHC and its consolidated subsidiaries for the fiscal year ended January 2, 1998, and (B) within 20 calendar days after the end of each accounting period after the date of this Agreement not covered by the Financial Statements, interim financial statements of SFHC for such accounting period prepared in accordance with GAAP (excluding notes) and presented in a form consistent with past practices, in each case in all material respects (it being understood that such interim financial statements will not have footnotes and will be subject to normal year end adjustments);

                           (x) except as otherwise contemplated herein, conduct the cash management customs and practices of the Business (including, without limitation, the collection of receivables and payment of payables) in the ordinary course of business;

                           (xi) use commercially reasonable efforts to maintain in full force and effect all of the Insurance Policies (or comparable replacement policies reasonably satisfactory to Buyer);

                           (xii) subject to Section (8)(b)(xiv) use commercially reasonable efforts to perform any outstanding binding obligations on its part to be performed under the Development Agreements and the Purchase Agreements including with respect thereto: the conduct of SFHC's due diligence investigation; the completion of applications for requisite consents, licenses, approvals and permits; the securing of appropriate insurance; the discharge of fees, costs and expenses due and payable thereunder; the observance of time restrictions contained therein; and any other matter legally required to be performed by SFHC and relating to the purchase of the relevant Contract Property or the construction of a hotel thereon in compliance with such Development Agreements and Purchase Agreements;

                           (xiii) wherever SFHC has a continuing entitlement to conduct due diligence investigations under any of the Purchase Agreements, (A) consult with and keep Buyer advised of all relevant material matters arising in the course of its investigations, and (B) provide Buyer with copies of relevant material documents and information;

                           (xiv) use the amounts reflected as F, F & E Reserves on the books and records of Summerfield HPT Lease Company, L.P. only for the acquisition of furniture, fixtures and equipment and the cost of repairs to and improvements on real property leased by Summerfield HPT Lease Company, L.P.;

                           (xv) if requested by Buyer prior to the Closing, SFHC shall cause to be sold to Patriot REIT 100% of the outstanding stock of Summerfield Hotel Leasing Corporation; and

                           (xvi) use best efforts to obtain the consent referred to on Section 8(a)(xv) of the SFHC Disclosure Schedule.

                  (b) Negative Covenants of SFHC. From and after the date of this Agreement to the Closing Date, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), except in connection with the Reorganization Transactions or the Excluded Asset Distribution Transactions or as otherwise contemplated by this Agreement (including the Exhibits hereto and the SFHC Disclosure Schedules) or any of the other Transaction Documents, SFHC shall not:

                           (i) sell, assign, convey, transfer, cancel, lease, license or encumber any tangible assets, Intellectual Property or other intangible asset or right (except for assets and rights included in the Excluded Assets and except in connection with any Permitted Lien) other than in the ordinary course of business;

                           (ii) enter into any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) other than in the ordinary course of business;

                           (iii) other than in the ordinary course of business, accelerate, terminate, modify (except pursuant to Buyer's instructions) or cancel any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $100,000 to which SFHC is a party or by which it is bound, except for agreements, contracts, leases and licenses included in the Excluded Assets;

                           (iv) sell, assign, transfer, abandon or permit to lapse any licenses or permits held by SFHC or any Affiliate which, individually or in the aggregate, are material to the Business or any portion thereof;

                           (v) (A) mortgage or pledge any of its assets (other than the Excluded Assets) or subject any of them to any Lien (other than a Permitted Lien) or (B) create, incur or assume any debt for borrowed money not currently outstanding (including obligations in respect of capital leases);

                           (vi) enter into any employment contract or collective bargaining agreement, written or oral, relating to management personnel or which, singly or in the aggregate, represents a commitment by SFHC for wages or salary in excess of $50,000 per year, or modify the terms of any such existing contract or agreement other than with respect to increases in base compensation based on annual performance evaluations and consistent with industry practice;

                           (vii) grant any increase in the base compensation of any of its managers, officers, or employees other than in the ordinary course of business;

                           (viii) adopt, amend or modify in any material respect any bonus plan, profit-sharing plan, incentive plan, severance plan, Employee Pension Benefit Plan, Employee Welfare Benefit Plan or other plan, contract or commitment for the benefit of any of its managers, officers and employees;

                           (ix) enter into a binding commitment to do any of the things enumerated in clauses (i) through (xiii);

                           (x) exercise SFHC's right of termination of any of the Purchase Agreements or any other agreement pertaining to the Contract Properties without Buyer's consent (such consent not to be unreasonably withheld);

                           (xi) enter into any transaction other than in the ordinary course of business;

                           (xii) declare or pay any dividends or make any other distribution in respect of its partnership interests;

                           (xiii) issue, authorize or propose the issuance of, or purchase, redeem or propose the purchase or redemption of, any of its partnership interests or other equity interest in SFHC (or interests in SFHC containing equity features) or securities convertible into or exchangeable for, or rights, warrants or options (including employee options) to acquire, any such interests or other convertible securities (except that SFHC may issue partnership interests to the SFHC Partners); and

                           (xiv) make any "site advance" with respect to any Other Site Advance Property in excess of $5,000, or in excess of $40,000 for all Other Site Advance Properties, except with Buyer's approval; and

                           (xv) knowingly and intentionally take any action or fail to take any action which action or omission would cause the representations and warranties contained in Section 6 to cease to be true and correct as of the Closing as though then made such that the condition set forth in Section 4(a) would not be satisfied.

                  (c) Affirmative Covenants of Buyer. From and after the date of this Agreement to the Closing Date, except as otherwise consented to in writing by SFHC (which consent shall not be unreasonably withheld or delayed) or otherwise specifically contemplated by this Agreement (including the Exhibits and the Buyer Disclosure Schedule), Buyer shall:

                           (i) promptly inform SFHC in writing of any variances from the representations and warranties contained in Section 7 (which notification shall not be deemed to amend any disclaimers made therein or cure any breach thereof) or of any facts, circumstances or conditions which are likely to result in SFHC's conditions to Closing not being satisfied by the Scheduled Closing Time; and

                           (ii) use commercially reasonable efforts to obtain all consents referred to in Section 5(f) and to cause the other conditions to the obligations of Buyer, SFHC and each SFHC Partner hereunder to be satisfied.

                  (d) Negative Covenant of Buyer. Buyer shall not knowingly and intentionally take any action or fail to take any action which action or omission would cause the representations and warranties contained in Section 7 to cease to be true and correct as of the Closing as though then made such that the condition set forth in Section 5(a) would not be satisfied.

         Section 9. Survival. All representations, warranties, covenants and agreements set forth in this Agreement and in any certificate delivered pursuant to this Agreement shall terminate as of the Closing; provided, however, that any covenant or agreement by a Party hereto which by its terms contemplates performance after the Closing Date (including Sections 2(d), 2(e), 2(f), 2(g), 2(h), 2(i), 2(j), 2(k), 10(a), 10(b), 10(c), 10(d), 10(e), 10(g), 10(h), 10(o),
10(p), 10(q), 10(r), 10(s), 10(t), 11 and 12 hereof) shall survive the Closing and be fully effective and enforceable until fully performed or otherwise no longer applicable. Notwithstanding anything in this Section 9 to the contrary, any Party may pursue any common law remedy it may have for fraud by another Party (subject to applicable statutes of limitations and other applicable limitations and defenses pursuant to applicable laws).

         Section 10. Additional Agreements.

                  (a) Mutual Assistance and Records. The Parties agree that they will (i) mutually cooperate in the expeditious filing of all notices, reports and other filings with any Government Entity required to be submitted jointly by Buyer and SFHC and (ii) provide reasonable cooperation to mutually assist one another in connection with their respective obligations relating to the filing of all notices, reports and other filings with any Government Entity required to be submitted by another Party, in each case in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. The Parties agree that, following the Closing, the SFHC Partners' Representative may retain copies of any records of SFHC or any of SFHC's Affiliates, subject to the provisions of Section 10(f). Buyer shall cause to be maintained all records of SFHC and its Affiliates for the lesser of seven (7) years or the standard retention policy of Buyer; provided, however, that prior to the seventh anniversary of the Closing Date no such records shall be destroyed unless Buyer provides the SFHC Partners' Representative with at least ninety (90) days prior written notice. Upon receipt of notice of intended destruction, the SFHC Partners' Representative shall have the option, at its sole cost and expense, to take possession of the records set for destruction, in which case the SFHC Partners' Representative shall assume all further cost of storage and destruction of such records. The SFHC Partners' Representative shall be afforded access to and the right to copy such records in the names of the Buyer during normal business hours, at his expense.

                  (b) Transaction Expenses. Each Party shall pay all of its expenses incurred in connection with the negotiation and the consummation of the transactions contemplated by this Agreement (whether consummated or not); provided, however, that if the Closing occurs: (i) the SFHC Partners will pay all costs incurred by them, whether at or subsequent to the Closing, in connection with the transfer of the Contributed Interests to Buyer as contemplated by this Agreement, including without limitation, as and when due
(1) all transfer taxes and charges, documentary, sales, use, stamp, registration, conveyance, value added or other Taxes

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and fees incurred by them arising out of the sale of the Contributed Interests or otherwise incurred by them in connection with the Contemplated Transaction,
(2) all charges incurred by them for or in connection with the recording of any document or instrument contemplated hereby applicable to such transfer, if any, and (3) all costs of obtaining permits, waivers, registrations or Consents required to be obtained hereby prior to the Closing with respect to SFHC or any Subsidiary; (ii) no expenses of SFHC, any Subsidiary or any SFHC Partner relating solely to the Contemplated Transactions, including without limitation legal, accounting, financial advisory or other professional expenses of SFHC, any Subsidiary or any SFHC Partner relating solely to the Contemplated Transactions, shall be charged to or paid by SFHC, any Subsidiary or Buyer, and
(iii) notwithstanding the foregoing, to the extent that any payment is required under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act") in connection with the transfer of the Contributed Interests by the SFHC Partners to Buyer at the Closing contemplated herein, such fee shall be borne and paid equally by the Buyer on the one hand and the SFHC Partners on the other. In satisfaction of their obligations under Sections 10(b) and 10(c): (i) each SFHC Partner shall deliver to the SFHC Partners' Representative such partner's share of costs and expenses of the SFHC Partners payable hereunder; and (ii) the SFHC Partners' Representative shall deliver payment of such costs and expenses to Buyer; provided, however, that the SFHC Partners shall be jointly and severally responsible for the payment of any costs and expenses payable by any of them under Section 10(b) and Section 10(c).

                  (c) Certain Taxes. The SFHC Partners shall be responsible for the satisfaction of any Taxes based on their income arising under any local, state, or federal Tax law, rule, or regulation in respect of the transactions contemplated by this Agreement. The SFHC Partners will, at their own expense, file all necessary Tax Returns and other documentation in connection with the income Taxes and Fees encompassed in this Section 10(c).

                  (d) Further Assurances. SFHC, the SFHC Partners' Representative and each SFHC Partner shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Contributed Interests, and SFHC, the SFHC Partners' Representative and each SFHC Partner shall execute such documents as may be reasonably necessary to assist Buyer in preserving or perfecting its rights in the Contributed Interests. Buyer shall execute and deliver such further instruments and take such additional action as SFHC or the SFHC Partners' Representative may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement.

                  (e) Litigation Support. Except in the case of a dispute among the parties hereto, in the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceedings, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated by this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Buyer on the one hand

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



or SFHC or any SFHC Partner on the other hand, each other Party (or Parties) will (upon reasonable advance notice and to the extent reasonable) cooperate with such contesting or defending Party (or Parties) and its counsel in the contest or defense, make available their personnel, inform such party of any known facts giving rise to any defense or counterclaim and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (or Parties).

                  (f) Confidentiality; Press Release. Buyer and SFHC have executed a Letter of Intent dated December 8, 1997 (the "Letter of Intent"). The Parties acknowledge that the confidentiality and public announcement provisions contained in Sections 10 and 11 of the Letter of Intent shall continue in effect and be considered a part of this Agreement as if fully set forth herein, and (i) the SFHC Partners agree to be bound by the same terms of such provisions as applicable to SFHC, and (ii) the Patriot/Wyndham Entities agree to be bound by the same terms of such provisions as applicable to Buyer. In addition, the Parties agree that the Patriot Confidentiality Agreement (as defined in the Letter of Intent) and the Wyndham Confidentiality Agreement (as defined in the Letter of Intent) (collectively the "Confidentiality Agreements") shall remain in full force and effect.

                  (g) Board Representation. On or after the Closing Date, Buyer will cause Wyndham International, Inc. to nominate Rolf Ruhfus as a member of Wyndham International, Inc.'s Board of Directors in the class whose term expires at the annual meeting of stockholders in 1998; provided, however, that in the event that Mr. Ruhfus is unable or otherwise fails to agree to stand for election as such nominee as a director of Wyndham International, Inc., Buyer shall have the right to designate another individual as such nominee in his place.

                  (h)      Employment Matters.

                           (i) Upon the Closing, either Wyndham Management Corporation or Patriot REIT will enter into Employment Agreements containing such terms as set forth in Exhibit 10(h)(i)-1 hereto with each of the persons named on Schedule 10(h)(i)-1 of the SFHC Disclosure Schedule and enter into Employment Agreements containing such terms as set forth in Exhibit 10(h)(i)-2 hereto with each of the persons named on Schedule 10(h)(i)-1 of the SFHC Disclosure Schedule.

                           (ii) At least ten (10) calendar days prior to the Closing, Buyer shall cause an Affiliate of one of the Patriot/Wyndham Entities to orally extend an offer of employment to each Person who is employed by Summerfield Hotel Corporation ("SHC") as of the Closing, and shall cause such entity to offer each such Person employment on terms and conditions substantially similar to the terms and conditions provided to employees of similar levels of responsibility and authority, including such employee benefits as 401(k), health and welfare and paid-time off benefits, which are substantially comparable to the benefits available to employees of similar levels of responsibility and authority (each employee of SHC who accepts an offer of employment so extended pursuant to any clause of this Section 10(h) is referred to in this Agreement as a "Continuing Employee").

                           (iii) Buyer shall insure that each Continuing Employee (A) shall receive full credit, under each applicable severance plan and other benefit plan of such employee's employer or any Patriot/Wyndham Entity in which such Continuing Employee is eligible to participate, for his or her time of service to SHC and its Affiliates and predecessors (including Residence Inn Corporation to the extent such service has been credited by SHC and its Affiliates) and (B) shall receive full credit, under the vacation, sick leave and paid-time off policies of such employee's employer or any Patriot/Wyndham Entity applicable to such Continuing Employee, for all accrued and unused vacation, sick leave and paid-time off to which such Continuing Employee is entitled as of the Closing Date. Buyer shall cause to be waived any pre-existing condition limitations, waiting periods or similar limitations under each such employee benefit plan and shall provide each Continuing Employee with credit for any co-payments previously made and any deductibles or maximums previously satisfied.

                           (iv) SFHC and each SFHC Partner agree and acknowledge that in no event will Buyer assume any Employee Pension Benefit Plans or Employee Welfare Benefit Plans maintained by SFHC, any SFHC Partner or any SFHC Affiliate, other than the Summerfield Employee Benefits Trust.

                           (v) if requested by the SFHC Partners' Representative prior to the Closing, Buyer shall acquire or shall cause one of its Affiliates to acquire, all of the outstanding stock of Summerfield Hotel Corporation at the Closing.

                  (i) Consulting Matters. Upon the Closing, Wyndham International, Inc. will enter into a Consulting Agreement with Rolf Ruhfus in the form of Exhibit 10(i) hereto.

                  (j) Carried Interest Payments. Upon the Closing, Buyer will enter into a Carried Interest Payments Agreement in the form of Exhibit 10(j) hereto.

                  (k) Registration Rights. Upon the Closing, Patriot REIT and Wyndham International, Inc. will enter into a Registration Rights Agreement with the SFHC Partners in the form of Exhibit 10(k)-1 hereto and Patriot REIT and Wyndham International, Inc. will enter into a Registration Rights Agreement with certain of the SFHC Partners in the form of Exhibit 10(k)-2 hereto.

                  (l) Partnership Admission Agreements. Upon the Closing, Buyer, the Operating Partnership and each SFHC Partner receiving Units and Operating Units hereunder will enter into Partnership Admission Agreements in the forms of Exhibits 2(b)(i)-1 and 2(b)(i)-2 hereto pursuant to which such SFHC Partner shall be admitted as a partner of Buyer and of the Operating Partnership and thereby be bound by the terms of its Partnership Agreement.

                  (m) Exclusivity. The Parties acknowledge that the "Exclusivity" provisions of the Letter of Intent shall continue in effect and be considered a part of this Agreement as if fully set forth herein; provided, however, that the phrase "Outside Date" in such paragraphs shall be replaced by the phrase "the earlier of the Scheduled Closing Time or the date of termination of the Contribution Agreement dated as of March 17, 1998 among Patriot American Hospitality Partnership, L.P., Patriot American Hospitality, Inc., Wyndham International, Inc., SF Hotel Company, L.P. and certain other entities."

                   (n) Wichita Lease Agreement. Upon the Closing, Wyndham International, Inc. and Summerfield Associates, L.P. will enter into a Lease Agreement containing such terms as set forth in Exhibit 10(n) hereto.

                  (o) Compliance with German Law. For the period beginning on the Closing Date and ending on the fifth anniversary thereof, the Patriot/Wyndham Entities shall comply in all material respects with all registration requirements and all other requirements under applicable laws, rules and regulations of the Republic of Germany and any applicable political subdivision thereof, and take all other actions, necessary to ensure that any SFHC Partner who is or who becomes a resident or citizen of the Republic of Germany may lawfully hold the Units, Operating Units and Paired Shares without any material penalty.

                  (p)      Agreement to Hold Certain Assets .

                           (i) Buyer agrees that it will not, and will cause its Affiliates not to, (A) sell, assign, transfer or otherwise dispose of any real property, leaseholds or tangible or intangible personal property held by SFHC as of the Closing or to which Buyer or any of its Affiliates becomes successor holder to SFHC as a result of the Contemplated Transactions (the "Successor Properties and Successor Leaseholds") or any interest in any such Successor Property or Successor Leasehold or (B) enter into any other transaction that could result in potential Tax liabilities to any SFHC Partner under the Code, for a period from and including the Closing Date to and including the fifth anniversary thereof; provided, however, that Buyer or any Affiliate may make any such disposition during such period if such disposition is structured as a tax-deferred like-kind exchange under
         Section 1031 of the Code (which exchange will not include any cash consideration to Buyer or its Affiliates in excess of customary costs and expenses incurred by Buyer or its Affiliates in connection with negotiating and closing the acquisition of replacement property effecting such exchange) or that otherwise does not result in the recognition of gain by or any potential Tax liability to any SFHC Partner or any Successor Partner under the Code. For purposes of this Agreement, (1) "Successor Partner" means a member of the family of or lineal descendant to a SFHC Partner or any Affiliate of such SFHC Partner, family member or lineal descendant to whom such SFHC Partner sells, assigns, transfers or otherwise disposes of any Unit or any Operating Unit (or any interest therein), and (2) "Prohibited Transaction" means any sale, assignment, transfer or other disposition, or the entering into of any other transaction, prohibited by the preceding sentence of this Section 10(p)(i).

                           (ii) If Buyer breaches its obligations under clause
         (i) of this Section 10(p), the Parties agree that the appropriate measure of damages suffered by a particular SFHC Partner and any Successor Partner shall equal (i) such SFHC Partner's (or Successor Partner's) aggregate combined federal and state income tax liability arising in connection with a Prohibited Transaction that is allocated to such SFHC Partners under Section 704(c) of the Code or other applicable U.S. Tax law minus (ii) the present value of such liability, determined as if it were incurred on the fifth (5th) anniversary of the Closing (The aggregate amount by which (A) a particular SFHC Partner's or Successor Partner's combined federal and state income tax liability arising in connection with any Prohibited Transaction, exceeds (B) the present value of such liability, determined in accordance with this
         Section 10(p)(ii), is referred to in this Section 10(p) as the "Tax Reimbursement Amount"). The present value shall be determined using a discount rate equal to the prime rate as reported in The Wall Street Journal on the date of the consummation of the Prohibited Transaction (the "Consummation Date").

                           (iii) Notwithstanding anything to the contrary contained in this Section 10(p) or elsewhere in this Agreement: (A) within three days after execution of a definitive agreement relating to a Prohibited Transaction, Buyer shall cause a copy of said definitive agreement to be delivered to the SFHC Partners' Representative, and (B) on the Consummation Date relating to such Prohibited Transaction, Buyer shall pay to each SFHC Partner and to each Successor Partner, in immediately available funds and without any deduction or setoff of any nature, an amount equal to such SFHC Partner's or Successor Partner's good faith reasonable estimate of the Tax Reimbursement Amount applicable to such SFHC Partner or Successor Partner with respect to such Prohibited Transaction (as communicated by such SFHC Partner or Successor Partner to Buyer).

                           (iv) Notwithstanding anything to the contrary contained in this Section 10(p) or elsewhere in this Agreement: (A) if at any time following the consummation of a Prohibited Transaction, any SFHC Partner or any Successor Partner notifies Buyer that the actual Tax Reimbursement Amount applicable to such SFHC Partner or Successor Partner with respect to such Prohibited Transaction exceeds the estimated amount actually paid by Buyer to such SFHC Partner or Successor Partner pursuant to this Section 10(p) on the Consummation Date relating to such Prohibited Transaction, then Buyer shall promptly pay to such SFHC Partner or Successor Partner, in immediately available funds and without any deduction or setoff of any nature, an amount equal to the amount by which (1) such actual Tax Reimbursement Amount, exceeds (2) such estimated amount, and (B) if at any time following the entering into of any Prohibited Transaction, Buyer determines that the estimated amount actually paid by Buyer to a particular SFHC Partner or Successor Partner pursuant to this Section 10(p) on the Consummation Date relating to such Prohibited Transaction exceeds the actual Tax Reimbursement Amount applicable to such SFHC Partner or Successor Partner with respect to such Prohibited Transaction, then such SFHC Partner or Successor Partner shall pay to Buyer an amount equal to the amount by which (1) such estimated amount, exceeds (2) such actual Tax Reimbursement Amount.

                           (v) Buyer shall ensure that any payment made pursuant to this Section 10(p) is treated as a distribution from Buyer to the applicable SFHC Partner to whom such payment is made.

                  (q) Hanover Expansion Payment. In the event that, on or prior to the fifth anniversary of the Closing Date, Buyer or any Affiliate of Buyer shall have substantially completed construction pursuant to which additional hotel rooms will be added to the number of hotel rooms certified for occupancy as of the Closing Date with respect to the Hanover Property (currently 136 rooms), then Buyer shall give notice of such construction (a "Hanover Expansion Notice") not less than 30 calendar days prior to the date on which the temporary certificate of occupancy with respect to such additional rooms will be issued, as reasonably determined by Buyer (the date of actual certificate issuance, the "Occupancy Date") and shall pay to the SFHC Partners' Representative (as agent for the SFHC Partners), without any deduction or setoff of any nature, on a date not later than two business days after the Occupancy Date, in immediately available funds, an amount equal to the $15,000 per additional hotel room or suite, as appropriate.

                  (r) Notification of Proposed Sale. During the two-year period commencing on the Closing Date, Buyer shall promptly deliver to the SFHC Partners' Representative a written notice of any proposal made, and any discussions held or to be held, with respect to a possible sale or other disposition of all or a substantial portion of or a substantial direct or indirect interest in the "Summerfield Suites" business (or any successor business) or the "Sierra Suites" business (or any successor business).

                  (s) Geographical Restriction on Competition. During the period commencing on the Closing Date and ending on the tenth anniversary of the Closing Date: (i) none of the Patriot/Wyndham Entities shall cause or permit any hotel bearing the "Summerfield Suites" name (or any successor name) to be developed or operated in any of the areas described on Exhibit 10(s)-1 (without the prior written consent of the SFHC Partners' Representative); and (ii) none of the Patriot/Wyndham Entities shall cause or permit any hotel bearing the "Sierra Suites" name (or any successor name) to be developed or operated in any of the areas described on Exhibit 10(s)-2 (without the prior written consent of the SFHC Partners' Representative).

                  (t) Tax Basis Letters. Each SFHC Partner agrees to provide reasonable assistance to SFHC such that statements identifying such SFHC Partner's tax basis (for U.S.

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



federal income tax purposes) in its Contributed Interest as of the Closing Date can be prepared and delivered to Buyer within 60 days following the Closing Date.

         Section 11. Termination; Effect of Termination.

                  (a) Termination. This Agreement may be terminated prior to the Closing as provided below:

                           (i)  by mutual written consent of Buyer and SFHC;

                           (ii) by Buyer if there has been a material misrepresentation or breach of warranty or covenant hereunder on the part of SFHC such that the condition contained in Section 4(a) or 4(b) would not be satisfied as of the Scheduled Closing Time, or by SFHC if there has been a material misrepresentation or breach of warranty or covenant hereunder on the part of Buyer such that the condition contained in Section 5(a) or 5(b) would not be satisfied as of the Scheduled Closing Time, in both cases only if such breach or misrepresentation is not cured within 15 days of notice of such breach or misrepresentation given by the non-misrepresenting and non-breaching Party to the other Party (except no such notice or 15-day period shall be required if such breach or misrepresentation is incurable in the reasonable opinion of the non-misrepresenting and non-breaching party);

                           (iii) by SFHC at or at any time after the Scheduled Closing Time if the Twenty-Day Average Stock Price for the period of twenty consecutive trading days ending on the trading day immediately preceding the date on which the Scheduled Closing Time occurs is below $24.00;

                           (iv) by either Buyer or SFHC at or at any time after the Scheduled Closing Time if, at the Scheduled Closing Time, any material condition to such Party's obligations to consummate the Contemplated Transactions (as set forth in Section 4 or 5, as applicable) has not been satisfied or waived;

                           (v) by Buyer at the Scheduled Closing Time if Buyer demonstrates to SFHC that the consummation of the transactions referred to in Sections 2(a)(ii), 2(b), 2(c) and 2(d) at the Scheduled Closing Time will cause Buyer to fail to qualify as a real estate investment trust under the Code;

                           (vi) by either Buyer or SFHC if a court of competent jurisdiction or other Government Entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other final action, after the date of this Agreement, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions;

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



                           (vii) by Buyer if the timely satisfaction of any condition set forth in Section 4 has become impossible (other than as a result of any failure on the part of Buyer to comply with or perform any material covenant or obligation of Buyer set forth in this Agreement);

                           (viii) by SFHC if the timely satisfaction of any condition set forth in Section 5 has become impossible (other than as a result of any failure on the part of SFHC to comply with or perform any material covenant or obligation of SFHC set forth in this Agreement); or

                           (ix) by SFHC if the Closing shall not have occurred on or prior to the Scheduled Closing Time;

provided, however, that neither Buyer nor SFHC shall be entitled to terminate this Agreement pursuant to this Section 11(a) if such Party's willful breach of this Agreement has prevented the consummation of the Contemplated Transactions.

                  (b) Effect of Termination. Except as otherwise set forth in this Section 11(b), in the event of the termination of this Agreement pursuant to Section 11(a) above, this Agreement and the other Transaction Documents shall thereafter become void and have no effect, and no Party shall have any liability to any other Party hereto or its partners, managers, directors or officers in respect thereof (and each Party is hereby unconditionally released from any such liability); provided, however, that (i) the termination of this Agreement shall not relieve any Party from any liability for any willful breaches of this Agreement prior to the time of such termination; and (ii) Sections 10(b), 10(f), 11 and 12 of this Agreement and the obligations of the Parties under the Confidentiality Agreement shall survive such a termination. If this Agreement is validly terminated by SFHC pursuant to Section 11(a)(iii) or there is a "Designated Termination by Buyer," or if (1) at 10:00 a.m. on April 9, 1998, any condition set forth in Section 4(a), 4(b), 4(e) or 4(h) shall not have been satisfied and shall not have been waived, or at the Scheduled Closing Time, the condition set forth in Section 4(c) has not been satisfied and has not been waived, and (2) this Agreement is validly terminated by Buyer pursuant to
Section 11(a)(ii) or Section 11(a)(iv), then, on or before the date two business days after such valid termination of this Agreement, the Management Deposit shall (to the extent previously received by SFHC in cash) be returned to Buyer. For purposes of this Section 11(b), there shall be deemed to be a "Designated Termination by Buyer" if (1) this Agreement is validly terminated by Buyer pursuant to Section 11(a)(v) (on the grounds that the consummation of the transactions referred to in Sections 2(a)(ii), 2(b), 2(c) and 2(d) at the Scheduled Closing Time will cause Buyer to fail to qualify as a real estate investment trust under the Code), (2) during the period from the date hereof through the valid termination of this Agreement by Buyer pursuant to Section 11(a)(v), each of the Patriot/Wyndham Entities shall have provided reasonable assistance to SFHC and its Affiliates for the purpose of assisting SFHC and its Affiliates in obtaining the consent referred to in Section 8(a)(xv) of the SFHC Disclosure Schedule and (3) the sole reason that the consummation of the transactions referred to in Sections 2(a)(ii), 2(b), 2(c) and 2(d) at the Scheduled Closing Time will cause

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Buyer to fail to qualify as a real estate investment trust under the Code is the failure of SFHC to obtain the consent referred to in Section 8(a)(xv) of the SFHC Disclosure Schedule.

                  (c) Good Faith Discussions. If the definitive agreement relating to the Interstate Acquisition is irrevocably terminated and this Agreement is validly terminated pursuant to Section 11(a)(v), then, to the extent reasonably requested by Buyer, a representative or representatives of SFHC shall, during the 30-day period commencing on the date this Agreement is terminated pursuant to Section 11(a)(v), conduct discussions in good faith with representatives of Buyer for the purpose of considering the possibility of restructuring the transactions contemplated by this Agreement in a manner that would provide after-Tax benefits to the SFHC Partners that are at least as substantial and favorable to each of the SFHC Partners as the after-Tax benefits expected to be derived by them from the transactions contemplated by this Agreement. Buyer acknowledges that: (i) neither SFHC nor any of the SFHC Partners shall be under any obligation (during or after such 30-day period) to pursue or enter into any restructured transaction with Buyer; (ii) SFHC and each of the SFHC Partners shall be free to engage in negotiations with any other Person or Persons during such 30-day period regarding the possible sale of all or any portion of or interest in the business of SFHC and its Affiliates; and
(iii) SFHC and each of the SFHC Partners shall be free to enter into or consummate any transaction with any other Person involving the sale of all or any portion of or interest in the business of SFHC and its Affiliates after such 30-day period.

         Section 12.       Miscellaneous.

                  (a) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (b) Entire Agreement. This Agreement (including the documents or portions thereof referred to herein), the Transaction Documents, the letter of even date herewith included within the Cramer Agreements, the Confidentiality Agreements, and the provisions of the Letter of Intent which are referred to in Sections 10(f) and 10(m) of this Agreement constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject hereof.

                  (c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective executors, administrators, personal representatives, legal representatives, heirs, successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer (for any assignment by SFHC or any SFHC Partner) or of SFHC or the SFHC Partners' Representative (for any assignment by Buyer); provided that (i) Buyer may (A) assign any or all of its rights and interests hereunder to one or more of its Affiliates, to any lender providing financing for the transactions contemplated hereby or to any Person acquiring all or substantially all of Buyer's assets (however effected)

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and (B) designate one or more of its Affiliates to perform its obligations hereunder provided that, in any such case, Buyer remains bound by the terms of this Agreement and (ii) the SFHC Partners and the SFHC Partners' Representative may assign to any Person the right to receive all or any portion of the cash to be paid pursuant to this Agreement and may, with the prior consent of Buyer (which consent shall not be unreasonably withheld), assign to any Person the right to receive all or any portion of the Units, Operating Units and/or Paired Shares to be issued or delivered pursuant to this Agreement.

                  (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  (e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  (f) Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

                  (g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally or telecopied (with copy sent by mail within one day of transmission) to the recipient or sent to the recipient by reputable express courier service (charges prepaid), and addressed to the intended recipient as set forth below:

If to the SFHC:

c/o Summerfield Hotel Corporation
8100 E. 22nd Street North
Building 500
Wichita, KS  67226
Telephone:  (316) 681-5100
Fax:  (316) 681-0905
Attention: John R. Morse, General Counsel with a copy to:

Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA  94306
Telephone:  (650) 843-5000
Telecopy:  (650) 857-0663
Attention:  Richard E. Climan, Esq.
               Keith A Flaum, Esq.

If to the SFHC Partners' Representative:

Roy R. Baker, as representative
c/o Summerfield Hotel Corporation
8100 E. 22nd Street North
Building 500
Wichita, KS  67226
Telephone:  (316) 681-5100
Fax:  (316) 681-0905

with a copy to:

Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA  94306
Telephone:  (650) 843-5000
Telecopy:  (650) 857-0663
Attention:  Richard E. Climan, Esq.
               Keith A Flaum, Esq.

If to Buyer:

c/o Patriot American Hospitality, Inc.
1950 Stemmons Freeway, Suite 6001
Dallas, Texas 75207
Telephone:   (214) 863-1000
Telecopy:    (214) 863-1527

Attention:   John P. Bohlmann, General Counsel
with a copy to:

Goodwin, Procter & Hoar  LLP
Exchange Place
Boston, Massachusetts 02109
Telephone:  (617) 570-1000
Telecopy:   (617) 523-1231
Attention:  Gilbert G. Menna, P.C.
            Kathryn I. Murtagh, Esq.

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  (h) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In any action between or among any of the Parties, whether arising out of this Agreement or otherwise: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Dallas, Texas; and (b) if any such action is commenced in a state court located in Dallas, Texas, then, subject to applicable law, no Party shall object to the removal of such action to any federal court located in the District Court closest to Dallas, Texas.

                  (i) Attorneys' Fees. Except as otherwise provided herein, in any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

                  (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer on the one hand and SFHC or the SFHC Partners' Representative on the other hand. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by such Party or shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (k) Knowledge of Persons Attributable to SFHC. Whenever any statement herein is made "to the knowledge of SFHC" or words of similar intent or effect, the SFHC's knowledge shall be deemed to mean the knowledge of Rolf E. Ruhfus, B. Anthony Isaac, Roy R. Baker, John R. Morse and Dennis S. Meikleham, or any or them.

                  (l) Knowledge of Persons Attributable to Buyer. Whenever any statement herein is made "to the Buyer's knowledge" or words of similar intent or effect, the Buyer's knowledge shall be deemed to include the knowledge of each of Anne L. Raymond and Michael R. Silverman.

                  (m) Obligations of Patriot REIT and Wyndham International, Inc. Patriot REIT and Wyndham International, Inc. shall ensure that Buyer duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Buyer under this Agreement and the other Transaction Documents; and Patriot REIT and Wyndham International, Inc. shall be jointly and severally liable with Buyer for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

                  (n)      Construction.

                           (i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

                           (ii) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                           (iii) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                           (iv) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

              *                *                 *                 *

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                    PATRIOT AMERICAN
                                    HOSPITALITY PARTNERSHIP,  L.P.

                                    By:    PAH GP, Inc.
                                    Its:   General Partner

                                    By:  /s/  Paul A. Nussbaum
                                         --------------------------------------
                                           Name:   Paul A. Nussbaum
                                           Title:  Chief Executive Officer and
                                                   Chairman of the Board

                                    SF HOTEL COMPANY, L.P.

                                    By:    Summerfield Hotel Corporation
                                    Its:   General Partner

                                    By:  /s/  B. Anthony Isaac
                                         --------------------------------------
                                           Name: B. Anthony Isaac
                                           Title:   President

As SFHC Partners' Representative:

                                         /s/  Roy R. Baker
                                         --------------------------------------
                                           Roy R. Baker

                                    PATRIOT AMERICAN HOSPITALITY, INC.

                                    By:  /s/   Paul A. Nussbaum
                                         --------------------------------------
                                           Name:   Paul A. Nussbaum
                                           Title:  Chairman and CEO

                                    WYNDHAM INTERNATIONAL, INC.

                                    By:  /s/  James D. Carreker
                                         --------------------------------------
                                           Name:   James D. Carreker
                                           Title:  Chairman and CEO

                                    PATRIOT AMERICAN HOSPITALITY
                                    OPERATING PARTNERSHIP, L.P.,
                                    a Delaware limited partnership

                                    By:    Wyndham International, Inc.,
                                           a Delaware corporation

                                    Its:   General Partner

                                         /s/  James D. Carreker
                                         --------------------------------------
                                    Name:   James D. Carreker
                                    Title:  Chairman and CEO

                                THE SFHC PARTNERS

SUMMERFIELD HOTEL CORPORATION

By:    /s/   B. Anthony Isaac                     /s/   Robert E. Mossburg, III
      --------------------------------         --------------------------------
         Name: B. Anthony Isaac                 Name: Robert E. Mossburg, III
         Title: President

AQUARINA DEVELOPMENTS, INC.                   ROLF E. RUHFUS REVOCABLE TRUST

By:   /s/  J. Lieberwirth             By:          /s/  Rolf Ruhfus
      --------------------------------         --------------------------------
         Name: Jurgen Lieberwirth                    Name: Rolf E. Ruhfus
         Title: President                            Title: Trustee

CONSOLIDATED EQUITIES TRUST

By:    /s/  Roy R. Baker                          /s/  Edmund J. Socha, Jr.
      --------------------------------         --------------------------------
         Name:  Roy R. Baker                      Name: Edmund J. Socha, Jr.
         Title:  Trustee

EFKA Vermogensverwaltungs GmbH

By:    /s/  F. Krups                             /s/  Dennis S. Meikleham
      --------------------------------         --------------------------------
         Name: Fritz Krups                       Name: Dennis S. Meikleham
         Title: President

      /s/ Tina W. Gunderson                  B. ANTHONY ISAAC REVOCABLE
      --------------------------------        TRUST
Tina Gunderson

                                              By: /s/  B. Anthony Isaac
                                                  ------------------------------
                                                       Name: B. Anthony Isaac
                                                       Title: Trustee

       /s/  Don R. Marvin
-----------------------------------
     Name: Don R. Marvin

      /s/  John R. Morse
-----------------------------------
        John R. Morse

SUMMERFIELD SUITES DEVELOPMENT
   CORPORATION

By:  /s/   John R. Morse
-----------------------------------
 Name:  John R. Morse
 Title:  Senior Vice President and
         General Counsel

SUMMERFIELD SUITES MANAGEMENT
   CORPORATION

By:  /s/   John R. Morse
-----------------------------------
 Name:  John R. Morse
 Title: Senior Vice President and
        General Counsel

SUMMERFIELD SUITES LEASE
   CORPORATION

By:  /s/   John R. Morse
-----------------------------------
 Name:  John R. Morse
 Title: Senior Vice President and
        General Counsel

SFHC LEASE CORPORATION

By:  /s/   John R. Morse
-----------------------------------
 Name:  John R. Morse
 Title: Senior Vice President and
        General Counsel

SUMMERFIELD SUITES INVESTMENT CORPORATION

By: /s/   John R. Morse
-----------------------------------
 Name: John R. Morse
 Title: Senior Vice President and
        General Counsel